Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

TUHURA BIOSCIENCES, INC.,

HURA MERGER SUB I, INC.

HURA MERGER SUB II, LLC

KINETA, INC.

and

CRAIG PHILIPS,

solely in his capacity as STOCKHOLDERS REPRESENTATIVE

Dated as of December 11, 2024

Page

i

(Continued)

Page

(Continued)

Page

Exhibit A-1 Form of Company Support Agreement

Exhibit A-2 Form of Parent Support Agreement

Exhibit B Form of Lock-Up Agreement

INDEX OF DEFINED TERMS

Definition Location

2023 Company Warrants 8.4(a)

Accounting Firm 2.4(f)

Acquisition Proposal 5.4(f)(i)

Action 3.8(a)

Adverse Recommendation Change 5.4(c)

Affiliate 8.4(b)

Affordable Care Act 3.10(a)

Agreement Preamble

Authorized Share Increase 5.7(e)

Book-Entry Shares 2.6(b)

Business Day 8.4(c)

Business System(s) 8.4(d)

Cash and Cash Equivalents 8.4(e)

Certificate of Merger 1.3

Certificates 2.6(b)

Closing 1.2

Closing Adjusted Cash Consideration 8.4(f)

Closing Cash and Cash Equivalents 8.4(g)

Closing Date 1.2

Closing Date Schedule 2.4(b)

Closing Liabilities and Debt 8.4(h)

Closing Net Working Capital Amount 8.4(i)

Code 8.4(j)

Company Preamble

Company Acquisition Agreement 5.4(a)

Company Board Recitals

Company Bylaws 3.1(b)

Company Capitalization Representations 8.4(k)

Company Charter 3.1(b)

Company Data 8.4(l)

Company Delayed Share Consideration 8.4(m)

Company Disclosure Letter Article III

Company Fully Diluted Common Stock 8.4(n)

Company Fundamental Representations 8.4(o)

Company Initial Share Consideration 8.4(p)

Company IP 3.18(a)

Company Party 7.3(e)

Company Plan 8.4(q)

Company Products 3.25(c)

Company Registered IP 3.18(a)

Company SEC Documents 3.5(a)

Company Stock Option 3.2(a)

Company Stock Plans 3.2(a)

Company Stockholder Approval 3.3(b)(iii)

Company Stockholders Meeting 5.7(d)

Company Support Agreements Recitals

v

INDEX OF DEFINED TERMS
(Continued)

Definition Location

Company Unaudited Financial Statements 2.4(a)

Company Unregistered IP 3.18 (a)

Company Warrants 3.2(a)

Concurrent Investment 8.4(s)

Contract 3.4(a)

control 8.4(r)

Costs 5.10(a)

Deficit Cash Consideration 8.4(t)

Delaware Secretary of State 1.3

Delayed Net Working Capital Amount 8.4(u)

Delayed Per Share Stock Consideration 8.4(v)

Determination 2.4(f)

DGCL Recitals

Disposed Asset Payment Right 2.3

Dispute Notice 2.4(d)

Dissenting Shares 2.7

DLLCA Recitals

Effective Time 1.3

Employee Census 3.12(a)(xi)

End Date 7.1(b)(i)

Environmental Claim 3.13(b)(i)

Environmental Laws 3.13(b)(ii)

Environmental Permits 3.13(b)(iii)

ERISA Affiliate 3.10(d)

Estimated Closing Liabilities and Debt 2.4(a)

Estimated Net Working Capital Amount 2.4(a)

Estimated Net Working Capital Deficit 2.4(a)

Estimated Net Working Capital Surplus 2.4(a)

Estimated Unpaid Company Transaction Expenses 2.4(a)

Exchange Act 3.4(b)

Exchange Agent 2.6(a)

Exchange Fund 2.6(a)

Excluded Shares 2.1(b)

Exclusivity Agreement 8.4(w)

Extended Per 2.3

FAR 8.4(x)

FCPA 3.22(a)

FDA 3.25(c)

FDA Ethics Policy 3.25(i)

FDCA 3.25(d)

First Certificate of Merger 1.3

First Merger Recitals

INDEX OF DEFINED TERMS
(Continued)

Definition Location

GAAP 2.4(a)

Governmental Entity 3.4(b)

Health Care Laws 8.4(y)

Holdback Liabilities Amount 8.4(z)

Indebtedness 8.4(aa)

Indemnified Parties 5.10(a)

Initial Per Share Stock Consideration 8.4(bb)

Initial Period 2.3

Intellectual Property 3.18(c)

In-the-Money Company Stock Option 8.4(cc)

IRS 3.10(a)(ii)

knowledge 8.4(dd)

KVA12123 8.4(ee)

Law 3.4(a)

Leased Properties 3.17

Leases 3.17

Liabilities and Debt 8.4(ff)

Liens 3.2(b)

Loaned Amount 8.4(gg)

Lock-Up Agreements Recitals

Material Adverse Effect 3.1(a)

Material Contract 3.15(a)

Materials of Environmental Concern 3.13(b)(iv)

Measurement Date 3.2(a)

Merger Consideration 2.1(a)

Merger Sub I Preamble

Merger Sub II Preamble

Merger Subs Preamble

Mergers Recitals

Nasdaq 4.4(b)

Net Working Capital Amount 8.4(hh)

Non-Disclosure Agreement 5.5(b)

Non-VISTA Assets 6.2(i)

Optionholder Treatment Agreements 6.2(f)

Out-of-the-Money Company Stock Option 8.4(ii)

Parent Preamble

Parent Common Stock 8.4(kk)

Parent Disclosure Letter Article IV

Parent Fundamental Representations 8.4(jj), 8.4(ll)

Parent Material Adverse Effect 4.1(a)

Parent Party 7.3(e)

Parent Preferred Stock 4.3(a)

INDEX OF DEFINED TERMS
(Continued)

Definition Location

Parent SEC Documents 4.5(a)

Parent Share Issuance 5.7(a)

Parent Share Value 8.4(mm)

Parent Stockholder Approval 8.4(nn)

Parent Stockholders Meeting 5.7(e)

Parent Support Agreements Recitals

Parent Termination Fee 7.3(d)

PBGC 3.10(b)(iv)

Per Share Cash Consideration 8.4(ss)

Permits 3.9

Permitted Asset Disposition 8.4(oo)

Permitted Asset Disposition Agreement 8.4(pp)

Permitted Indebtedness 8.4(qq)

Permitted Lien 8.4(rr)

Person 8.4(tt)

Personal Data 8.4(uu)

Pre-2023 Company Warrant 8.4(vv)

Preferred Stock 3.2(a)

Principal 8.4(ww)

Privacy and Security Laws 8.4(xx)

Privacy Policies 8.4(yy)

Processing 8.4(zz)

Program Assets 8.4(aaa)

Proxy Statement/Prospectus 5.7(a)

Recommendation 3.3(b)(iii)

Registration Statement 5.7(a)

Representatives 5.4(a)

Rev. Proc. 2018-12 5.18(b)

Review Period 2.4(d)

Safety Notices 3.25(g)

Sarbanes-Oxley Act 3.5(a)

SEC Article III

Second Certificate of Merger 1.3

Second Effective Time 1.3

Second Merger Recitals

Securities Act 3.4(b)

Security Incident 8.4(bbb)

Service Provider 8.4(ccc)

Share 2.1(a)

Shares 2.1(a)

Stockholders Representative Preamble

Subsidiary 8.4(ddd)

INDEX OF DEFINED TERMS
(Continued)

Definition Location

Superior Proposal 5.4(f)(ii)

Surviving Company Recitals

Surviving Entity Recitals

Takeover Laws 3.19

Targeted Net Working Capital Amount 8.4(eee)

Tax Return 8.4(fff)

Taxes 8.4(ggg)

Termination Fee 8.4(hhh)

Trading Day 8.4(iii)

Unpaid Company Transaction Expense 8.4(jjj)

WARN Act 3.12(h)

Warrantholder Treatment Agreements 6.2(f)

x

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter to referred to as this “Agreement”), dated as of December 11, 2024, is made by and among TuHURA Biosciences, Inc., a Nevada corporation (“Parent”), Hura Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub I”), Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Kineta, Inc., a Delaware corporation (the “Company”) and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of the Company (the “Stockholders Representative”), but solely with respect to the provisions expressly applicable to the Stockholders Representative as set forth herein.

RECITALS

WHEREAS, Parent, the Merger Subs and the Company wish to effect a business combination, on the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of the Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), pursuant to which: (a) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Entity”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company of the Second Merger (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to herein as the “Surviving Company”);

WHEREAS, Parent, the Merger Subs and the Company intend that the Mergers, taken together, qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, the boards of directors of Parent and the Merger Sub I and the sole member of Merger Sub II have each unanimously approved this Agreement and declared it advisable for Parent and the Merger Subs, respectively, to enter into this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved and agreed to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, as a condition to and inducement to Parent’s and the Merger Subs willingness to enter into this Agreement, simultaneously with the execution of this Agreement, all of the members of the Company Board and the Company’s executive officers, including each of their Affiliates which hold Shares, are entering into support agreements with Parent and the Merger Subs, substantially in the form attached hereto as Exhibit A-1 (the “Company Support Agreements”);

WHEREAS, as a condition to and inducement to Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, all of the members of the board of directors of Parent and Parent’s chief executive officer and chief financial officer are entering into support agreements with the Company, substantially in the form attached hereto as Exhibit A-2 (the “Parent Support Agreements”);

WHEREAS, as a condition to and inducement to Parent’s and the Merger Subs willingness to enter into this Agreement, simultaneously with the execution of this Agreement, all of the members of the Company Board and the Company’s executive officers, including each of their Affiliates which hold Shares (as defined below), are entering into lock-up agreements with Parent and the Merger Subs, substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreements”); and

WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, upon the terms and subject to the conditions set forth herein, Parent, the Merger Subs and the Company hereby agree as follows:

Article I
THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of DGCL, at the Effective Time, Merger Sub I and the Company will consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I will cease, and the Company will continue as the Surviving Entity and as a direct, wholly-owned subsidiary of Parent (provided, that, references to the Company for periods after the Effective Time (as defined below) until the Second Effective Time (as defined below) will include the Surviving Entity). At the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Entity will be merged with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity will cease, and Merger Sub II will continue as the Surviving Company after the Second Merger and as a direct, wholly-owned subsidiary of Parent (provided, that the references to the Company or the Surviving Entity for periods after the Second Effective Time will include the Surviving Company).

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 9:00 A.M., Eastern Time, no later than the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last to be satisfied or waived conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely by electronic exchange of documents or at such other date, time or place as mutually agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub I will cause the First Merger to be consummated by filing the certificate of merger with respect to the First Merger in accordance with the relevant provisions of DGCL (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) (the time of such filing or such later time as may be agreed in writing by the Company and Parent and specified in the First Merger being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Entity and Merger Sub II will cause the Second Merger to be consummated by filing the certificate of merger with respect to the Second Merger in accordance with the relevant provisions of DGCL and DLLCA (the “Second Certificate of Merger”) with the Delaware Secretary of State (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 1.4 Effects of the Mergers. At the Effective Time, the effect of the First Merger will be provided as in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Entity. At the Second Effective Time, the effect of the Second Merger will be provided as in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Surviving Entity and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Entity and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation and the bylaws of the Surviving Entity shall be amended and restated so that they read in their entirety the same as the certificate of incorporation and the bylaws of Merger Sub I as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub I shall be automatically amended and shall become references to the Surviving Entity, and, as so amended and restated, shall be the certificate of incorporation and the bylaws of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Second Effective Time, the certificate of formation and operating agreement of Merger Sub II shall be the certificate of formation and operating agreement of the

Surviving Company, until thereafter amended in accordance with their terms and as provided by applicable Law.

Section 1.6 Directors and Officers of the Surviving Entity and the Surviving Company. The Company will take all lawful actions such that, from and after the Effective Time, the directors of the Surviving Entity will be the directors of Merger Sub I immediately prior to the Effective Time and the officers of the Surviving Entity are such individuals as are mutual agreed by the parties, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The Surviving Company will take all lawful actions such that, from and after the Second Effective Time, the officers of the Surviving Company will be the officers of the Surviving Entity in office immediately prior to the Second Effective Time, each to hold office as provided in the limited liability company agreement of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of the Company, Parent, the Merger Subs or the holders of any shares of capital stock of the Company, Parent or the Merger Subs:

(a) Each share of common stock, par value $0.001 per share, of the Company (each a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive, without interest, the number of validly issued, fully paid and non-assessable shares of Parent Common Stock (rounded down to the nearest whole share subject to the payment of any cash in lieu of fractional shares as set forth herein) equal to the Initial Per Share Stock Consideration plus the Delayed Per Share Stock Consideration plus an amount in cash equal to the Per Share Cash Consideration plus the Disposed Asset Payment Right (collectively, the Initial Per Share Stock Consideration, the Delayed Per Share Stock Consideration, the Per Share Cash Consideration and the Disposed Asset Payment Right, the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 2.6, without interest, and in each case, the right, if any, to receive pursuant to Section 2.6(k) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 2.1(a).

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or the Merger Subs immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Entity, which will constitute the only outstanding shares of capital stock of the Surviving Entity.

(d) Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger, and without any action on the part of any party, for any holders of any shares of capital stock of Parent, the Surviving Entity or Merger Sub II: (a) each share of common stock of the Surviving Entity issued and outstanding immediately prior to the Second Effective Time will be canceled and will cease to exist without any conversion thereof or payment thereof; and (b) the membership interests of Merger Sub II will be converted into and become membership interests of the Surviving Company, which will constitute all of the outstanding equity of the Surviving Company. From and after the Second Effective Time, the membership interests of Merger Sub II will be deemed for all purposes to represent the number of membership interests in which they were converted in accordance with the immediately preceding sentence.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2 Agreements Relating to Company Stock Options and Company Warrants.

(a) At the Effective Time, by virtue of the Mergers and without any action on the part of any Person, each In-the-Money Company Stock Option that is vested or unvested and held by a Person will be entitled to exercise such In-the-Money Company Stock Option as set forth in the applicable Optionholder Treatment Agreement and, upon such exercise, will be entitled to receive the Merger Consideration as set forth in Section 2.1(a).

(b) At the Effective Time, by virtue of the Mergers and without any action on the part of any Person, each Out-of-the-Money Company Stock Option held by a Person will be canceled and extinguished for no consideration.

(c) At the Effective Time, by virtue of the Mergers, the Pre-2023 Company Warrants, will terminate upon their terms if such Pre-2023 Company Warrants are not previously exercised. If the Pre-2023 Company Warrants are exercised prior to the Effective Time, as a holder of Shares, the holder of such former Pre-2023 Company Warrants will be entitled to receive the Merger Consideration as set forth in Section 2.1(a).

(d) At the Effective Time, by virtue of the Mergers, the 2023 Company Warrants, will be entitled to the benefits as set forth in the applicable Warrantholder Treatment Agreement.

Section 2.3 Disposed Asset Payment Right from Permitted Asset Dispositions. Immediately prior to the Closing, the Company will pay fees to the Exchange Agent to manage the disbursement of any cash payments received by the Company in connection with any Permitted Asset Disposition Agreements (any such payment right, a “Disposed Asset Payment Right”) from the Closing Date until three years after the Closing Date (the “Initial Period”). If any cash payment is received as the result of a Disposed Asset Payment Right by the Exchange Agent in connection with any Permitted Asset Disposition Agreement during the Initial Period, (a) the holders of Shares will be entitled to receive cash equal to such Disposed Asset Payment Right and (b) the Initial Period will be automatically extended for an additional three (3) years (the “Extended Period”); provided, that the Exchange Agent’s fees for managing the disbursement of any additional cash payments received as the result of a Disposed Asset Payment Right the Company in connection with any Permitted Asset Disposition Agreements during the Extended Period shall be funded through the deduction of the Exchange Agent’s fee from the initial payment amounts being disbursed to the holders of Shares pursuant to Section 2.3(a).

Section 2.4 Purchase Price Adjustment.

(a) Not later than two (2) Business Days before the Closing Date, the Company shall deliver to Parent and the Stockholders Representative, the Company’s estimates, along with reasonable supporting detail thereof, of the Closing Liabilities and Debt (the “Estimated Closing Liabilities and Debt”), Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”) (including a reasonably detailed description of each component thereof) and, based upon such Estimated Net Working Capital Amount, the difference between the Estimated Net Working Capital Amount and the Targeted Net Working Capital Amount (such surplus, if applicable, the “Estimated Net Working Capital Surplus” and such deficit, if applicable, the “Estimated Net Working Capital Deficit”), such estimates to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent unaudited financial statements in connection with the filing of its most recent quarterly report on Form 10-Q (the “Company Unaudited Financial Statements”) to the extent consistent with United States generally accepted accounting principles (“GAAP”). Based on such estimates and prior to Closing, the Company and Parent shall in good faith calculate and mutually agree on estimates of such amounts to be used for purposes of determining the Closing Adjusted Cash Consideration for purposes of Closing.

(b) As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, Parent shall cause the Surviving Company, to deliver to the Stockholders Representative a schedule (the “Closing Date Schedule”), along with reasonable supporting detail thereof, setting forth in reasonable detail the Surviving Company’s calculation of Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses, such calculations to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing the Company Unaudited Financial Statements to the extent consistent with GAAP.

(c) From and after the delivery of the Closing Date Schedule, Parent shall cause the Surviving Company to provide the Stockholders Representative and any accountants or advisors retained by the Stockholders Representative with reasonable access (including electronic deliveries) to the books and records of the Surviving Company during normal business hours for the purposes of enabling the Stockholders Representative and its accountants and advisors to calculate, and to review the Surviving Company’s calculation of, Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses.

(d) If the Stockholders Representative disputes the calculation of any of Closing Liabilities and Debt, Closing Net Working Capital Amount, or Unpaid Company Transaction Expenses set forth in the Closing Date Schedule, then the Stockholders Representative shall deliver a written notice (a “Dispute Notice”) to Parent at any time during the 45-day period commencing upon receipt by the Stockholders Representative of the Closing Date Schedule (as prepared by the Surviving Company in accordance with the requirements of Section 2.4(b) (the “Review Period”). The Dispute Notice shall set forth the basis and amount for each dispute of any such calculation in reasonable detail together with relating supporting documentation and calculations, as well as the alternative calculation with respect to each of the components of the Closing Date Schedule.

(e) If the Stockholders Representative does not properly deliver a Dispute Notice to the Surviving Company prior to the expiration of the Review Period, Parent’s calculation of Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Company, the Stockholders Representative and the stockholders of the Company immediately prior to the Effective Time for all purposes of this Agreement.

(f) If the Stockholders Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Stockholders Representative and Parent shall negotiate in good faith to reach agreement on Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses. Notwithstanding anything in this Agreement to the contrary, if the Stockholders Representative and Parent are unable to reach agreement on Closing Liabilities and Debt, Closing Net Working Capital Amount, and Unpaid Company Transaction Expenses within thirty (30) days after the end of the Review Period either party shall have the right to refer such dispute to BDO USA, P.C., or if BDO USA, P.C. declines to serve, such other nationally or regionally recognized independent accounting firm that is mutually agreed upon in writing by Parent and the Stockholders Representative, (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) for resolution after such 30-day period, provided, that the parties may mutually agree in writing to extend such period before the dispute is referred to the Accounting Firm. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of Parent and the Stockholders Representative shall have a reasonable opportunity to meet with the Accounting Firm; (B) the Accounting Firm shall determine Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Determination”) to the Stockholders Representative and Parent; and (C) the Determination made by the Accounting Firm of Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses shall be final and binding on Parent, the Surviving Company, the Stockholders Representative and the stockholders of the Company immediately prior to the Effective Time for all purposes of this Section 2.4, absent manifest error. In calculating Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid

Company Transaction Expenses, (x) the Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) each such amount shall be no greater than the higher corresponding amount calculated by the Stockholders Representative or Parent and no lower than the lower corresponding amount calculated by the Stockholders Representative or Parent. The Determination shall reflect in detail the differences, if any, between Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses reflected therein and Closing Liabilities and Debt, Closing Net Working Capital Amount and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Accounting Firm shall be borne by Parent and the Stockholders Representative (on behalf of the stockholders of the Company immediately prior to the Effective Time) in proportion to how close each party’s position was to the Determination of the Accounting Firm.

Section 2.5 Delayed Merger Consideration. On the later of (a) the six (6) month anniversary of the Closing Date and (b) if there is an engagement of the Accounting Firm pursuant to Section 2.4, three (3) Business Days following the date of the Determination, Parent shall issue, or cause the Exchange Agent (by delivering the Company Delayed Share Consideration to the Exchange Agent for addition to the Exchange Fund) to pay, to each holder of Shares, a number of shares of Parent Common Stock equal to the Delayed Per Share Stock Consideration.

Section 2.6 Exchange and Payment.

(a) Prior to the Effective Time, Parent and Merger Sub I shall enter into an agreement (in a form reasonably acceptable to the Company) with such bank or trust company reasonably acceptable to the Company to act as exchange agent for the stockholders of the Company in connection with the Mergers (the “Exchange Agent”) and Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 2.1(a) in respect of Shares. In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time cash in lieu of any fractional shares payable pursuant to Section 2.6(k). All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.6(a) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than to fund the aggregate Merger Consideration payable pursuant to Section 2.1(a). Parent or the Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration.

(b) Promptly after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Company shall cause the Exchange Agent (i) in the case of each holder of record as of the Effective Time of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration, to mail (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in customary form and (B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration and (ii) in the case of each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), to mail customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares. Upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent, together with, in the case of certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange for the Shares formerly represented by such Certificate or Book-Entry Shares (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share and any cash in lieu of fractional shares pursuant to Section 2.6(k), and the Certificate and Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and shall be properly transferred, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.6, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article II, without any interest thereon.

(e) All Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Section 2.7), Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be the property of, and shall be payable to, Parent.

(g) At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it or its designee any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Company (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate. Parent shall, or shall cause the Surviving Company to, pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by the Company’s stockholders at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Laws, become the property of the Surviving Company, free and clear of any claims or interests of any such stockholders or their successors, assigns or personal representatives previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if reasonably required by the Surviving Company, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated Shares held through the Depository Trust Company will be required to provide a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1(a).

(j) The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Shares thereafter on the records of the Company. At or after the Effective Time, the Certificates or Book-Entry Shares shall, subject to compliance with the provisions of this Article II by the holder thereof and subject to Section 2.7, represent only the right to receive the Merger Consideration with respect to the Shares formerly represented thereby.

(k) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 2.6(k) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Parent Share Value.

Section 2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent required by the DGCL, any Shares issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and, prior to the Effective Time, Parent shall have the right to participate in any negotiations and proceedings with respect to any such demands and, for the avoidance of doubt, control the negotiations and proceedings after the Effective Time. The Company shall not, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle, any such demands.

Section 2.8 Withholding. Each of the Exchange Agent, the Surviving Company, the Merger Subs and Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any portion of the consideration otherwise payable pursuant to this Agreement to any holder of Shares, or other payment otherwise payable pursuant to this Agreement, such amounts as the Exchange Agent, the Surviving Company, the Merger Subs or Parent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other Tax Law, and the amounts so withheld and paid over to the appropriate taxing authority by the Exchange Agent, the Surviving Company, the Merger Subs or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Company, the Merger Subs or Parent, as the case may be.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in (or incorporated by reference into) the Company SEC Documents filed with the Securities and Exchange Commission (the “SEC”) or furnished to the SEC after December 31, 2023 and prior to the date of this Agreement (but excluding disclosure of risks included in any “Risk Factors” section or “forward-looking statements” disclaimer or any other statements that are similarly predictive, cautionary, protective or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in any particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and the Merger Subs as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would, individually or in the aggregate, have a material adverse effect (A) on the assets (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) any epidemic, pandemic, disease outbreak or other public health-related event, natural disasters (including, but not limited to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, changes in weather), calamities and other force majeure events, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving risk to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) any outbreak or escalation of hostilities, any acts of war, cyber terrorism, cyber attacks, cyber intrusion, or terrorism or any other national or international calamity, crisis or emergency, (8) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (9) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case, which is required or expressly contemplated by this Agreement (provided that the exceptions in clause (8) and this clause (9) shall not apply to the representations and warranties in Section 3.4(a)(ii) or (iii) solely with respect to the absence of any conflict with, or violation of, any Law or any breach or violation of, or default under, any Contract) or (10) any actions taken (or omitted to be taken) at the request of Parent; provided, that, solely with respect to clauses (1) through (4) and (7), the impact of such event, change, circumstance, occurrence or effect is not materially disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (provided that (x) in the case of clause (3), such disproportionality shall be considered only to the extent that the economic damages (including damages attributable to business interruption) suffered by the Company and its Subsidiaries as a result of such natural disaster or calamity are not covered in all material respects by insurance (including business interruption insurance), subject to applicable deductibles, and then only with respect to those economic damages that are not covered by insurance, and (y) in the case of clause (7), such disproportionality shall be considered only to the extent that the economic damages (including damages attributable to business interruption) suffered by the Company and its Subsidiaries as a result of such outbreak or escalation of hostilities, acts of war, cyber terrorism, cyber attacks, cyber intrusion, or terrorism or other national or international calamity, crisis or emergency are not covered in all material respects by insurance (including business interruption insurance), subject to applicable deductibles, and then only with respect to those economic damages that are not covered by insurance); or (B) that would prevent or delay beyond the End Date, the Company’s ability to perform its obligations under this Agreement necessary to consummate the Mergers.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (a) 125,000,000 Shares and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of December 6, 2024 (the “Measurement Date”), (i) 12,265,496 Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) an aggregate of 5,815,810 Shares were reserved for issuance pursuant to any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Stock Plans”) (of which 2,331,882 Shares were subject to outstanding option to purchase Shares (each, a “Company Stock Option”)) and (vi) 2,717,484 warrants to purchase Shares (the “Company Warrants”) are issued and outstanding. Except as set forth above and except for changes since December 6, 2024, resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Section 3.2(a) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options, indicating as applicable, with respect to each Company Stock Option then outstanding, the type of award granted, the number of Shares subject to such Company Stock Option, the name of the plan under which such Company Stock Option was granted, the date of grant, exercise or purchase price, the number of shares vested and the expiration dates thereof.

(b) Each of the outstanding shares of capital stock of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”). Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Mergers and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject, in the case of the consummation of the Mergers, only to the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board has unanimously adopted resolutions (i) determining that this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) subject to Section 5.4, approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) resolving to recommend that the Company’s stockholders adopt this Agreement (this clause (iii), the “Recommendation”) and (iv) approving this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, statute, treaty, rule, regulation, order, ordinance, writ, ruling, judgment, decree or binding determination of any arbitrator, court or Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each (but for the sake of clarification, excluding purchase orders), a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Mergers and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body, which includes, but is not limited to, any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filing with the Delaware Secretary of State of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL and the DLLCA, respectively and (iii) any such consent, approval, authorization, permit, action, filing or notification with any Governmental Entity or stock exchange the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished, as applicable, to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished, as applicable, to the SEC by the Company since

January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, each as in effect on the date the respective Company SEC Document was filed, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case giving effect to any amendments thereto filed or furnished prior to the date that is three Business Days before the date of this Agreement.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared, in all material respects, in accordance with the GAAP (except, in the case of unaudited statements, as permitted by the SEC on Form 10‑Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP, and complied in all material respects with the published rules and regulations promulgated by the SEC. Since January 1, 2023, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being maintained, in all material respects, in accordance with GAAP (to the extent applicable) and in accordance with applicable Law.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s president and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The president and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the

Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since January 1, 2023 (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of OTC Markets Group, in each case, that are applicable to the Company.

(h) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2023 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2023, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Absence of Certain Changes or Events. Since December 31, 2023 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and without limiting the foregoing, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect; and none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b).

Section 3.8 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers as contemplated by this Agreement.

Section 3.9 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all Laws applicable to them or their businesses or activities, or by which any of their respective properties or assets are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses and operations, inclusive of all pre-clinical and clinical studies, as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10 Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan, other than any employment, termination or severance letter or agreement for non-officer employees of the Company or its Subsidiaries and equity award grant notices and agreements, in each case to the extent documented on the Company’s standard forms made available to Parent and agreements with consultants entered into in the ordinary course of business. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or a description of any such unwritten Company Plan), including any amendments thereto, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or advisory letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, summary of material modifications and other equivalent written communications by the Company or its Subsidiaries to their employees concerning such Company Plan, (iv) any communications with Government Entities concerning such Company Plan during the three (3) most recent years, (v) the nondiscrimination, coverage and other IRS limit testing reports for the three (3) most recent plan years, (vi) any agreements in effect between the Company or Subsidiary and any third party related to the insurance, funding, administration or operation of such Company Plan, including third party administration or professional employer organization agreements and (vii) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. Since January 1, 2021, neither the Company nor its Subsidiaries have received any notice or demand informing the Company or such Subsidiary that it may be liable for an “employer shared responsibility payment” as contemplated by Section 4980H of the Code, the regulations issued thereunder, and the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations issued thereunder and rulings issued with respect thereto (the “Affordable Care Act”).

(b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.10 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established, maintained, funded, operated and administered in compliance with, its terms and applicable Laws;

(ii) each Company Plan subject to ERISA has been established, funded, and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, including ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions, premium payments, distributions or other payments required to be made under the terms of any Company Plan have been timely made;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions; and

(v) no Company Plan is subject to Section 412 of the Code;

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, similar state Laws and the Affordable Care Act, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation; and

(vii) no payments or benefits under any Company Plan are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

(c) Neither the execution and delivery of this Agreement and any related documents nor the consummation of the Mergers contemplated hereby will, either alone or in combination with any other event: (i) require the Company or any Subsidiary to fund any liabilities or place in trust or otherwise set aside any amounts in respect of any Company Plan, (ii) entitle any current or former Service Provider of the Company to any compensation or benefits due under any plan, program, agreement or arrangement including any Company Plan, (iii) result in the forfeiture of compensation or benefits under any Company Plan, (iv) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former Service Provider of the Company, or (v) limit or restrict the right of the Company or any Subsidiary to merger, amend or terminate any Company Plan.

(d) None of the Company, any of its Subsidiaries or any entity within the same “controlled group” as the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA or 414 of the Code (an “ERISA Affiliate”) has within the past five (5) years contributed or been obligated to contribute to (i) a multiemployer plan, as defined in Section 4001(a)(3) of ERISA or 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 413(c) of the Code, (iii) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA, (iv) any plan or agreement that provides life, health or other non-pension benefits to any person beyond their retirement or other termination of service, other than coverage mandated by COBRA or other applicable Law (and for which the sole expense is borne by such Person) (v) a plan subject to Title IV of ERISA.

(e) No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Subsidiary of the Company or any Company Plan to penalties or excise taxes under Sections 4980D, 4980H, 6721, 6722, 6055 or 6056 of the Code or under any provision of the Affordable Care Act. No Company Plan has been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity within the last six (6) years.

(f) Neither the Company nor any Subsidiary of the Company is required to provide any gross-up, make-whole or other additional payment with respect to taxes, interests or penalties imposed under any Tax provisions, including Section 409A or Section 4999 of the Code.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has at all times been operated in compliance with its terms and the operational and documentary compliance requirements of Section 409A of the Code and the Treasury Regulations and other applicable guidance thereunder.

Section 3.11 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no (a) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (b) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (c) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement. There has not been since December 31, 2022, and there is not pending or, to the knowledge of the Company, threatened any proceeding or inquiry asserted or instituted against the Company or any Subsidiary by any Governmental Entity relating to the legal status or the classification of an individual classified by the Company or any Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

Section 3.12 Employee Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth the following information for each current employee of the Company and any of its Subsidiaries: (i) name or employee identification number; (ii) employing entity, in each case as of the date of this Agreement; (iii) job title; (iv) work location; (v) full time, part time, or temporary status; (vi) annual salary or hourly rate (as applicable); (vii) target annual bonus percentage for calendar year 2024; (viii) exempt or non-exempt status under the Fair Labor Standards Act; (ix) active/inactive status (and if inactive, start date of leave and expected return to work date); (x) balance of accrued, unused paid time off; and (xi) visa status, including visa type and expiration date, if applicable (the “Employee Census”).

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all individual (non-entity) independent contractors that have provided services to the Company in excess of $50,000 projected for the 2024 calendar year with the following information: (i) name; (ii) entity to which services are provided; (iii) description of services; (iv) start date and term of services; (v) compensation arrangement; (vi) location (state); and (vii) whether the relationship is governed by a written agreement.

(c) The Company has no material liability arising from the misclassification of any individual who is providing or within the past three years has provided services to the Company and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee Service Provider. There has not been since December 31, 2021, and there is not pending or, to the knowledge of the Company, threatened any proceeding or inquiry asserted or instituted against the Company or any Subsidiary by any Governmental Entity relating to the legal status or classification of an individual classified by the Company or any Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

(d) Since December 31, 2021, the Company is and has been in compliance, in all material respects, with all applicable labor and employment Laws, including those relating to fair employment practices, wage and hour, classification of employees and independent contractors, workers’ compensation, occupational safety and health, immigration, plant closings and mass layoffs. To the knowledge of the Company, the Company has accurate, completed I-9 forms for all current employees and former employees whose employment terminated within the twelve (12) months preceding the date hereof and all current employees are authorized to work in the United States. There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding, hearing, investigation, charge, complaint or demand of any kind brought by or on behalf of, or otherwise involving, any current or former employee, current or former independent contractor, or involving or relating to the Company’s labor or employment practices, and since December 31, 2021, there has not been any such actions.

(e) The Company has timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to current or former employees, or current or former independent under applicable Laws or by Contract.

(f) To the knowledge of the Company, the Company has not hired any employee or retained any independent contractor in violation of any confidential information and/or restrictive covenant agreement to which such employee or independent contractor is a party or is otherwise bound and no Person has made an allegation that the Company has hired any employee or retained any independent contractor in violation of any such confidential information or restrictive covenant agreement.

(g) The Company has, since December 31, 2021, reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or material policy violation allegations that have been reported or of which any of them is otherwise aware against any executive, managerial, or supervisory-level employee or former employee. With respect to each such allegation (except those it reasonably deemed to not have merit), the Company has taken prompt corrective action reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations.

(h) No Company employee has experienced an “employment loss” under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”) on or within ninety (90) days prior to the Closing, at any site of employment where a Company employee is located. Within the past three years, the Company has not implemented any plant closing or layoff of employees triggering notice obligations under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no plant closings or employee layoffs affecting twenty-five (25) or more employees at any site of employment are currently contemplated, planned or announced.

Section 3.13 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Environmental Laws, and possess and are in material compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate. Except as would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (i) the Company and its Subsidiaries have not, in a manner that could give rise to liability under appliable Environmental Laws, released or disposed of any Materials of Environmental Concern in, on, under, from or affecting any property owned, leased or operated by the Company or any of its Subsidiaries, during the period of the Company’s or any of its Subsidiaries’ ownership operation or lease thereof (ii) neither the Company nor any of its Subsidiaries has transported, disposed of, or arranged for the disposal of any Materials of Environmental Concern at or to any facility, site, or location; (iii) neither the Company nor its Subsidiaries has received or is presently subject to an Environmental Claim or any other material liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matters have been threatened; and (iv) none of the Company or any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to, or otherwise become subject to, liability of any other Person relating to Environmental Laws.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Claim” means any written directive, demand, request for information, notice of violation, notice of inspection, infraction, citation, action, suit, claim, or other legal proceeding by any Person alleging liability of whatever kind or nature relating to or arising out of (A) the presence, release of, or exposure to any Materials of Environmental Concern; or (B) any actual or alleged non-compliance with any Environmental Law or the term or condition of any Environmental Permit.

(ii) “Environmental Laws” means all applicable foreign, federal, state, or local statutes, laws (including common law), regulations, ordinances, codes, orders, directives or decrees concerning (A) pollution or protection of the environment (including, but not limited to, the quality of the ambient air, soil, soil vapor, surface water or groundwater), and/or the protection of human health or safety; or (B) the presence of or exposure to, or the management, manufacture, use, disclosure, containment, storage, recycling, reclamation, use, treatment, generation, release, transportation, processing, production, investigation, or remediation of Materials of Environmental Concern.

(iii) “Environmental Permits” means all Permits, required under applicable Environmental Laws.

(iv) “Materials of Environmental Concern” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or man-made: (a) that is subject to regulation, investigation, control, or remediation under Environmental Laws; (b) that is listed or defined as hazardous, acutely hazardous, a pollutant, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or words of similar import or regulatory effect under Environmental Laws; and (c) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries under applicable Laws have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared in all material respects. The Company and its Subsidiaries have paid all material Taxes due and owing (whether or not shown on such Tax Returns), except to the extent that a reserve for Taxes has been established on the financial statements of the Company.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entities all Taxes of the Company and its Subsidiaries that are required to have been withheld and paid, except to the extent that amounts withheld have been properly set aside in accounts for the purpose of making such timely payment.

(c) No deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d) There are no settlement agreements with the IRS and no pending, or the knowledge of the Company, threatened Tax audits, investigations, examinations, administrative or judicial proceedings with respect to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any taxing authority that it intends to commence such an audit, examination, investigation or proceeding.

(e) No extension or waiver of a statute of limitations relating to Taxes is currently in effect with respect to the Company or any of its Subsidiaries (other than those granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business). There are no liens for Taxes outstanding against any assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or being contested in good faith and for which appropriate reserves are established in the financial statements in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the three years prior to the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than that of the Company or any Subsidiary under Treasury Regulation Section 1.1502-6 or any corresponding provision of state, local, or foreign income Tax law, as transferee or successor, by contract (other than Taxes imposed under customary provisions of commercial contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes), by operation of law, or otherwise.

(h) Neither the Company nor any of its Subsidiaries have participated in or are currently participating in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in method of accounting (or use of an improper method of accounting) for Tax purposes for a Tax period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (D) use of the installment sale or open transaction method to report a disposition of property made prior to the Closing, or (E) any inclusion under Section 951(a) or Section 951A of the Code of income attributable to a tax period (or portion thereof) ending on or before the Closing Date.

(j) In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any Tax ruling from a Governmental Entity or entered into any closing agreement in respect of Taxes, which ruling or agreement will be binding on the Company or any of its Subsidiaries after the Closing, and no such guidance or agreement has been requested.

(k) The Company and each of its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purposes or been subject to Tax in any country other than the country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country.

(l) Neither the Company nor any Subsidiary owns any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code with respect to which such Acquired Company is a “U.S. Shareholder” within the meaning of Section 951(b) of the Code; or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass through entity for U.S. federal income Tax purposes. No Acquired Company has made any election under Code Section 965(h) to defer the payment of any “net tax liability” as such term is defined in Code Section 965(h)(6).

Section 3.15 Contracts.

(a) Section 3.15 of the Company Disclosure Letter lists each Contract (other than Company Plans listed with respect to Section 3.10(a) and Contracts entered into in connection with a Permitted Asset Disposition) of the following types to which the Company or any of its Subsidiaries is a party:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act or disclosed by the Company on a Current Report on Form 8‑K;

(ii) any Contract that materially limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Company) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Company) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture or partnership with another Person;

(iv) any Contract relating to Indebtedness incurred by the Company or any of its Subsidiaries, except for Permitted Indebtedness;

(v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi) any Contract (other than Contracts with employees and individual independent contractors) that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

(viii) any Contract that is a license agreement (including all regional licensing transactions), covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, other than non-exclusive Contracts entered into in the ordinary course of business of the Company consistent for past practices for generally commercially available services, software, and products;

(ix) any Contract that obligates the Company or any of its Subsidiaries to make (A) any loan, or (B) any capital commitment or expenditure, except, in the case of clause (B), in the ordinary course of business consistent with practice and in an aggregate amount not greater than $500,000;

(x) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” that would or would reasonably be expected to prevent,

materially delay or impair the consummation of the transactions contemplated by this Agreement; or

(xi) any Contract with a top ten (10) supplier of the Company based on aggregate amounts paid by the Company and its Subsidiaries during the twelve (12)-month period ended December 31, 2023 or a top five (5) customer of the Company based on revenue earned during the twelve (12)-month period ended December 31, 2023.

Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto (as applicable) and, to the knowledge of the Company, any other party thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties. Neither the Company nor any of its Subsidiaries own any real property. The Company or a Subsidiary of the Company owns and has good and marketable title to all of its tangible personal property and has valid leasehold interests in all of its leased properties (the “Leased Properties”) pursuant to the leases described on Section 3.17 of the Company Disclosure Letter (the “Leases”), necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens and in all cases for those that are permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used). The Leases are in full force and effect, and the Company has delivered to Parent and the Merger Subs true, correct and complete copies of the Leases. Neither the Company, nor any Subsidiary of the Company, (i) is in default under the Leases nor (ii) has assigned or pledged the Leases or rents or any interest under the Leases.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, registered service marks or registered trade names,

patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are related to and used in the businesses of the Company or its Subsidiaries (collectively, “Company Registered IP”). The Company Disclosure Letter also sets forth a true and complete list of all unregistered trademarks, service marks, trade dress, or trade names owned by the Company or any of its Subsidiaries on the date hereof that are material to the businesses of the Company and its Subsidiaries taken as a whole (collectively, “Company Unregistered IP”). “Company IP” shall mean both of the Company Registered IP and Company Unregistered IP. No Company IP is involved in any litigation, interference, reissue, reexamination, opposition, cancellation or contested matter and, to the knowledge of the Company, no such action is or has been threatened in writing with respect to any of the Company IP. All Company IP is owned by the Company or one its Subsidiaries free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the three (3) years prior to the date hereof setting forth a reasonable basis for challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps designed to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps designed to safeguard any such information that is accessible through computer systems or networks.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, copyrights, trademarks, trade secrets, trade rights or other intellectual property rights (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since December 31, 2022 any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) no third party is misappropriating or infringing any Company IP and (iii) no Company IP is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

Section 3.19 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and the Merger Subs, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any other state Laws in the United States, including the DGCL, apply to this Agreement or any of the transactions contemplated hereby. The Company Board has taken all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the consummation of Merger and the other transactions contemplated by this Agreement.

Section 3.20 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.21 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements or as otherwise disclosed in or filed with a Company SEC Document, as of the date of this Agreement, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months.

Section 3.22 Foreign Corrupt Practices Act.

(a) In the last five (5) years, neither the Company, nor any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity has, directly or indirectly, made, offered, promised or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the US Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), foreign political party or official thereof or candidate for foreign political office for the purpose of: (1) influencing any official act or decision of such official, party or candidate; (2) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or (3) securing any improper advantage; in the case of (1), (2) and (3) above in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b) In the last five (5) years, neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity has made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable anti-bribery or anti-corruption Laws applicable in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business.

(c) The Company has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) reasonably designed to facilitate compliance with the FCPA or any other applicable anti-bribery or anti-corruption Laws applicable in any foreign jurisdictions where the Company operates or otherwise conducts business.

(d) In the last five (5) years, neither the Company, nor any Subsidiary of the Company, nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity, has submitted any voluntary disclosure or received written notice that it is the subject of any pending governmental investigation, prosecution or other enforcement action related to the FCPA or any other similar anti-bribery or anti-corruption Laws in any foreign jurisdiction.

Section 3.23 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24 Export Controls and Economic Sanctions.

(a) The Company and its Subsidiaries are presently operating in compliance, in all material respects, and for the past five (5) years have operated in compliance, in all material respects, with the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420) and the Export Administration Regulations (15 C.F.R. §§ 730-774); the Arms Export Control Act (22 U.S.C. § 2778) and the corresponding International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.); the economic sanctions laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (31 C.F.R. Part 500 et seq.) and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; the Iranian affiliate reporting requirements under the Exchange Act of 1934 (15 U.S.C. § 78m(r)), in each case to the extent applicable; and all applicable antiboycott laws, regulations, guidelines, and reporting requirements, including those issued under the Export Administration Regulations and Section 999 of the Code, respectively.

(b) The Company has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) reasonably designed to facilitate compliance with U.S. export controls and economic sanctions, or any equivalent laws in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business (provided such restrictive trade measures are not contrary to U.S. antiboycott laws).

(c) In the last five (5) years, neither the Company, nor any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity, has submitted any voluntary disclosure or received written notice that it is the subject of any governmental investigation, prosecution or other enforcement action related to U.S. export controls and economic sanctions, or any equivalent laws in any foreign jurisdiction.

Section 3.25 Health Care Regulatory Matters.

(a) The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all Health Care Laws to the extent applicable to the Company, its Subsidiaries, or any of their respective products or activities. To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability to the Company or its Subsidiaries under any Health Care Laws.

(b) Neither the Company nor any of its Subsidiaries is party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) To the knowledge of the Company, all applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or any of its Subsidiaries (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required material updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Neither the Company nor any of its Subsidiaries has knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws or of any application for marketing approval currently pending before the FDA or such other Governmental Entity in respect of a Company Product.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries in respect of any Company Product have been, and if still pending are being, conducted in material compliance with research protocols and in material compliance with all applicable Health Care Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act (“FDCA”) and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 320. To the knowledge of the Company, no clinical trial conducted by or on behalf of the Company or any of its Subsidiaries in respect of any Company Product has been conducted using any clinical investigators who have been disqualified. No clinical trial conducted by or on behalf of the Company or any of its Subsidiaries in respect of any Company Product has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or any of its Subsidiaries in respect of any Company Product has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in material compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company or any of its Subsidiaries in respect of any Company Product have been and are being conducted in material compliance with (i) all Permits under applicable Health Care Laws, (ii) all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610,

(iii) the applicable Quality System (QS) regulations at 21 C.F.R. Part 820 and (iv) all applicable comparable foreign regulatory requirements of any Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has received any written communication that relates to an alleged material violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities, if any, have been resolved to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions or suspensions of manufacturing, testing or distribution relating to the Company Products required or requested by a Governmental Entity, or, to the Company’s knowledge, other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (“Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice.

(h) There are no unresolved material Safety Notices, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(i) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent or materially misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a material statement, or failed to make a material statement that would reasonably be expected to provide a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). To the knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C.

§ 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar Law. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 3.26 Data Privacy and Security.

(a) Except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries comply, and within the past three (3) years have complied, with all applicable (i) Privacy and Security Laws, (ii) written contractual commitments to which they are legally bound to the extent relating to and governing Personal Data protection, privacy, and security, and (iii) Privacy Policies.

(b) The Company and each of its Subsidiaries have taken commercially reasonable steps consistent with their size and resources as well as the nature and purpose of the Processing and the types of Personal Data and, where appliable, Privacy and Security Laws, that are designed to: (i) protect their Business Systems and Personal Data from a Security Incident and (ii) maintain, as applicable, the confidentiality, integrity and availability of such Business Systems and Company Data.

(c) In the past three (3) years, the Company and each of its Subsidiaries has regularly performed a security risk assessment and obtained an independent vulnerability assessment performed by a recognized third-party firm. The Company and each of its Subsidiaries have used reasonable efforts to address and remediate all material vulnerabilities, threats, and deficiencies identified in each such assessment.

(d) In the past three (3) years, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has: (i) experienced any material Security Incident involving any Business System or Company Data in their respective possession, custody, or control or otherwise held or Processed on its behalf, (ii) been required to send a notification or report to any Person pursuant to applicable Privacy and Security Laws as a result of any material Security Incident, or (iii) failed in any material respect to comply with any notification or reporting requirement to any Person in connection with any material Security Incident under applicable Privacy and Security Laws.

(e) To the knowledge of the Company, there is no formal or written complaint, audit, proceeding, investigation, claim, or other Action currently pending or that has been, within the past three (3) years, brought or initiated against the Company or any of its Subsidiaries by any Person before a Governmental Entity with respect to any actual or alleged (i) material Security Incident or (ii) material violation of any applicable Privacy and Security Laws by the Company or any of its Subsidiaries.

(f) Except as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or otherwise result in a violation or breach of any applicable Privacy and Security Laws.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, the Merger Subs or any other Person on behalf of Parent or the Merger Subs makes any other express or implied representation or warranty with respect to Parent or the Merger Subs or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND THE MERGER SUBS

Except (a) as disclosed or reflected in (or incorporated by reference into) the Company SEC Documents filed with the SEC or furnished to the SEC after October 21, 2024 and prior to the date of this Agreement (but excluding disclosure of risks included in any “Risk Factors” section or “forward-looking statements” disclaimer or any other statements that are similarly predictive, cautionary, protective or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Parent and the Merger Subs to the Company prior to the execution of this Agreement (the “Parent and Merger Subs Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent and Merger Subs Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure), Parent, Merger Sub I and Merger Sub II, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent, Merger Sub I and Merger Sub II (i) is a corporation or a limited liability company, as applicable, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would prevent or delay beyond the End Date the performance by Parent Merger Sub I or Merger Sub II of its obligations under this Agreement necessary to consummate the Mergers.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation or formation and bylaws or limited liability company agreement of Merger Sub I and Merger Sub II, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub I nor Merger Sub II is in violation of any provision of its certificate of incorporation, certificate of formation, bylaws or limited liability company agreement, as applicable.

(c) Merger Sub II is an entity disregarded as separate from its owner, Parent, for U.S. federal income Tax purposes, and no election has been made to treat Merger Sub II as anything other than an entity disregarded as separate from its owner for U.S. federal income Tax purposes. Each of the Merger Subs is an entity newly formed for the purpose of participating in the Mergers, and from their inception until the Mergers, none of the Merger Subs owned or owns any assets or has any liabilities or obligations. Parent is the sole and only stockholder and/or member (both beneficially and of record) of each of the Merger Subs.

Section 4.2 Authority. Each of Parent, Merger Sub I and Merger Sub II has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation by Parent, Merger Sub I and Merger Sub II of the Mergers and the other transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent, Merger Sub I and Merger Sub II, and no other proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to approve this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject, in the case of consummation of the Mergers, to the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA. This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery by the Company, constitutes, and will constitute, respectively, a valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 Capital Stock.

(a) The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the close of business on the Measurement Date, (i) 42,284,524 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 279,000 shares of Parent Preferred Stock (excluding treasury shares) are issued and outstanding, all of which are designated Series A Preferred Stock, (iv) no shares of Parent Preferred Stock were held by Parent in its treasury, (v) 11,000,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2024 Equity Incentive Plan (of which 6,586,943 shares were subject to outstanding options to purchase Shares of Parent Common Stock and of which 114 shares were subject to outstanding restricted stock units of Parent) and (vi) 10,968,210 warrants to purchase shares of Parent Common Stock are issued and outstanding. All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above in this Section 4.3, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 4.3, obligations under Parent’s Contingent Value Rights Agreement with Equiniti Trust Company, LLC dated as of October 18, 2024 and except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent. The equity interests of Merger Sub II consists of membership interests, all of which interests are beneficially owned by Parent.

(c) The shares of Parent Common Stock to be issued pursuant to the Mergers will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II does not, and will not, respectively, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by each of Parent, Merger Sub I and Merger Sub II with the provisions hereof will not (i) conflict with or violate the articles of incorporation, certificate of incorporation, or bylaws, as applicable, of Parent, Merger Sub I or Merger Sub II (or equivalent organizational documents), (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, Merger Sub I or Merger Sub II or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent, Merger Sub I or Merger Sub II is a party or by which Parent, Merger Sub I or Merger Sub II or any of their respective properties are bound, except, in the case of clauses

(ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent, Merger Sub I and Merger Sub II, and the consummation by Parent, Merger Sub I and Merger Sub II of the Mergers and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of the Nasdaq Capital Market (“Nasdaq”), (iii) the filing with the Secretary of State of the State of Delaware of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL and the DLLCA, respectively and (iv) any such consent, approval, authorization, permit, action, filing or notification with any Governmental Entity or stock exchange the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished, as applicable, to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished, as applicable, to the SEC by Parent since July 1, 2022 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case giving effect to any amendments thereto filed or furnished prior to the date that is three Business Days before the date of this Agreement.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiary, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC on Form 10‑Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP, and complied in all material respects with the published rules and regulations promulgated by the SEC. Since July 1, 2023, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and in accordance with applicable Law.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since July 1, 2023, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC

Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(h) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.6 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet as of June 30, 2024 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since June 30, 2024, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7 Brokers. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub I or Merger Sub II.

Section 4.8 Merger Subs. Both Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity, in each case that contained ongoing obligations that are material to Parent. As of the date of this Agreement, there is no material Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers as contemplated by the Agreement.

Section 4.10 Available Funds. Assuming the receipt of the Concurrent Investment, Parent will have funds available sufficient to consummate the Mergers and the other transactions on the terms contemplated by this Agreement and, at the Effective Time, Parent will have available all of the funds necessary for the Merger, to pay all fees and expenses in connection therewith and herewith, and to perform all obligations under this Agreement.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of Parent, Merger Sub I and Merger Sub II acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub I or Merger Sub II or any other Person resulting from the distribution to Parent, Merger Sub I or Merger Sub II, or Parent’s, Merger Sub I’s or Merger Sub II’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub I or Merger Sub II in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, to use commercially reasonable efforts to preserve substantially intact its business organization and Program Assets and to use commercially reasonable efforts to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Effective Time, except (v) as otherwise expressly contemplated by this Agreement, (w) as disclosed in Section 5.1 of the Company Disclosure Letter, (x) as required by applicable Law, (y) as expressly contemplated by the Permitted Asset Disposition Agreement in connection with the Permitted Asset Disposition or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, in each case, or securities convertible into or exchangeable for shares of its capital stock, except pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date hereof and in accordance with the terms of such instruments;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Options outstanding as of the date hereof or repurchases or reacquisitions of shares of capital stock or shares of capital stock issued upon the exercise or vesting of Company Stock Options outstanding as of the date hereof pursuant to the Company’s requirement (under written commitments or the terms of the Company Stock Options in effect as of the date hereof) to purchase or reacquire such shares of capital stock held by a current or former officer, employee, independent contractor, consultant or director of or to the Company only upon termination of such Person’s employment or engagement by the Company), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice in all material respects, or pursuant to Contracts in effect on the date of this Agreement; (B) sell, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), except for a Permitted Asset Disposition or the disposition or dissolution of Kineta Chronic Pain, LLC, a Washington limited liability company or Yumanity, Inc., a Delaware corporation, or create or incur any Lien on, any of its material assets or properties pursuant to Contracts in effect on the date of this Agreement, except for Permitted Liens;

(vi) other than in the ordinary course of business consistent with past-practice, enter into, materially amend or terminate any Material Contract, other than any Permitted Asset Disposition Agreement;

(vii) authorize any material new capital expenditures, other than in the ordinary course of business consistent with past practice and in an aggregate amount not greater than $50,000;

(viii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its wholly-owned Subsidiaries), in each case of (B) and (C), except for Permitted Indebtedness;

(ix) except to the extent required by applicable Law (including Section 409A of the Code) or required by any arrangement in effect as of the date hereof, and except for increases in base salary, other compensation or benefits of employees (other than executive officers) in the ordinary course of business consistent with past practice associated with a promotion or material increase in responsibilities, (A) increase the compensation or benefits of any director, officer or employee of the Company or its Subsidiaries, (B) amend, modify or adopt

(or make any public announcement of an intention to amend, modify or adopt in the future) any compensation or benefit plan or arrangement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers or directors (other than health and welfare plan renewals and insurance policy renewals in the ordinary course of business consistent with past practice), (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Options (other than as specifically contemplated under this Agreement) or (D) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement or plan with or for the benefit of any past or present officers or employees;

(x) implement or adopt any material change in its accounting principles, practices or methods, except as may be required by GAAP, the rules or policies of the Public Accounting Oversight Board or applicable Laws;

(xi) compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements (x) in the ordinary course of business consistent with past practice that involve only the payment by the Company or any of its Subsidiaries of money damages not in excess of $50,000 in the aggregate, and (y) to settle any Action pertaining to the ongoing disputes, existing as of the date hereof, with the Company’s investors specifically related to the failure to fund previous contractual investments in the Company;

(xii) change any material Tax election, file any amended material Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to any material Taxes, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, affirmatively surrender any right to claim a refund of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract, in each case other than customary Tax indemnities or similar obligations contained in credit or other commercial Contracts the primary purpose of which do not relate to Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or Tax assessment relating to the Company or any of its Subsidiaries (other than in connection with extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization, except for the dissolution of Yumanity, Inc., a Delaware corporation, the dissolution of Kineta Chronic Pain, LLC, a Washington limited liability company and any other dissolutions necessary to comply with Section 6.2(i);

(xiv) change its fiscal year;

(xv) enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respects, the operations of the Company or any of its Subsidiaries;

(xvi) enter into any new line of business outside of its existing business;

(xvii) enter into any new lease or amend the terms of any existing lease of real property, other than an annual renewal of an existing lease in the ordinary course of business consistent with practice which does not result, individually or in the aggregate, in an increase in annual expenditures of the Company by an amount greater than $100,000;

(xviii) convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than, to the extent required by an order of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided, that the Company shall use its commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that nothing in this Section 5.1(b)(xviii)) shall require the directors of the Company to take any action or refrain from taking any action that would reasonably be expected to result in a breach of their fiduciary duties under applicable Law);

(xix) except in connection with actions permitted by Section 5.4, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xx) commit any breach or material default under the covenants set forth in Article 5 of the CTF Agreement; or

(xxi) agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xx).

Section 5.2 Conduct of Parent and Merger Subs Pending the Closing. From and after the date hereof until the earliest to occur of the Effective Time or the termination of this Agreement in accordance with its terms, each of Parent, Merger Sub I and Merger Sub II agree that it shall not, directly or indirectly, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any willful action or willfully refrain from taking any action, which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Mergers or the other transactions contemplated hereby.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Solicitation of Transactions; Recommendation.

(a) Except as expressly permitted by this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or encourage (including by providing information, provided, that any communication undertaken by the Company in the ordinary course of business and not related, directly or indirectly, to an Acquisition Proposal, the Mergers or any other similar transaction shall not, in and of itself, be deemed an action by the Company to encourage) any proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which the Company or any Subsidiary of the Company is a party that restricts the making of an Acquisition Proposal, unless the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to so waive or provide consent would be inconsistent with the Company Board’s exercise of its fiduciary duties to the Company’s stockholders under applicable Laws, and any waiver or consent so granted shall not be deemed to be the encouragement, initiation or solicitation of an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(b)(iii)(B)) (each, a “Company Acquisition Agreement”); provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 5.4(b) or Section 5.4(c) or Section 7.1(d)(ii) shall not be deemed to be a breach of this Section 5.4(a) and any action, agreement, negotiation, discussion, communication, or transactions primarily contemplating disposing of or otherwise in connection with a Permitted Asset Disposition shall not constitute an Acquisition Proposal and shall not be deemed to be a breach of this Section 5.4(a). The Company agrees that it, its Subsidiaries and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Without limiting this Section 5.4, it is agreed that any violation of the restrictions set forth in this Section 5.4 by any Representative acting for, on behalf or at the direction of the Company, or any Subsidiary of the Company shall constitute a breach of this Section 5.4 by the Company.

(b) Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to, but not after, the Company Stockholder Approval is obtained, the Company and its Subsidiaries and Representatives may participate in discussions or negotiations with, or furnish or disclose non-public information with respect to the Company and its Subsidiaries to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to obtaining the Company Stockholder Approval if, and only if, (i) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, based on the information then available, that such Acquisition Proposal constitutes or would be reasonably expected to lead to a Superior

Proposal (provided, however, that the actions of the Company Board solely in making such determination and such determination in and of itself shall not constitute an Adverse Recommendation Change, a violation of this Section 5.4 or termination of this Agreement), (ii) the Company Board (or duly authorized committee thereof) concludes in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws (provided, however, that the actions of the Company Board solely in making such determination and such determination in and of itself shall not constitute an Adverse Recommendation Change, a violation of this Section 5.4 or termination of this Agreement), (iii) prior to participating in discussions or negotiations with, or furnishing or disclosing any non-public information to, such Person, the Company (A) notifies Parent of its receipt of such Acquisition Proposal and its intent to take such action and (B) receives from such Person an executed confidentiality agreement that is on terms not less restrictive to such Person than the provisions of the Non-Disclosure Agreement are to Parent, and (iv) as promptly as practicable after furnishing or discussing any non-public information to such Person making such Acquisition Proposal or its Representatives, the Company makes available to Parent any such non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives to the extent such information was not previously provided or made available to Parent.

(c) Subject to the permitted actions contemplated by Section 7.1(d)(ii), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Recommendation, in each case, in a manner adverse to Parent, Merger Sub I or Merger Sub II, (ii) except as permitted by this Section 5.4, fail to include the Recommendation in the Proxy Statement/Prospectus, (iii) if a tender or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of the Company (including by taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within five (5) Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act or (iv) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal or Company Acquisition Agreement (any of such actions, an “Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 5.4, at any time prior to, but not after obtaining the Company Stockholder Approval, the Company Board may effect an Adverse Recommendation Change with respect to an Acquisition Proposal if, and only if, (A) such Acquisition Proposal was not solicited by the Company or caused by the Company to have been solicited, in each case, following the date of this Agreement in violation of Section 5.4, (B) the Company provides Parent with a written notice indicating that the Company, acting in good faith, believes that such Acquisition Proposal constitutes a Superior Proposal and, therefore, plans to conduct a meeting of the Company Board for the purpose of considering whether such Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Parent at least five (5) Business Days prior to the date of such meeting of the Company Board and shall also include a copy of such Acquisition Proposal (or, if made orally, a reasonable description of the material terms of such Acquisition Proposal) and the other information required by Section 5.4(d), (C) during such five (5) Business Day period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal shall cease to constitute a Superior Proposal, (D) the Company Board makes the determination that such Acquisition Proposal (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such proposal) constitutes a Superior Proposal and (E) the Company Board concludes in good faith, after consultation with outside legal counsel, based on the information then available that failing to make an Adverse Recommendation Change would violate its fiduciary duties to the Company’s stockholders under applicable Laws. Upon any amendment to the financial terms or any other material amendment of an Acquisition Proposal, the Company shall promptly (and in any event within twenty-four (24) hours) provide a new notice to Parent describing such amendment and the obligations set forth in clauses (C) and (D) of this Section 5.4(c) shall continue for at least two (2) Business Days after delivery to Parent of such notice (and, if necessary, the Company Board meeting shall be postponed to accommodate such additional negotiation period).

(d) The Company promptly (and in any event within twenty-four (24) hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including, in each case, the identity of the Person making any such Acquisition Proposal, inquiry or request and a copy of any such Acquisition Proposal, inquiry or request (or, if made orally, a reasonable description of the material terms of any such Acquisition Proposal, inquiry or request).

(e) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a) and Rule 14d‑9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel and based on the information then available, failure to disclose such information would violate its obligations under applicable Law; provided, that any disclosure permitted under this Section 5.4(e) shall be deemed, subject to the last sentence of this Section 5.4(e), an Adverse Recommendation Change unless it includes either an express rejection of the Acquisition Proposal or an express reaffirmation of the Recommendation. A “stop, look and listen” or similar public communication contemplated by Rule 14d-9(f) shall not be deemed to be an Adverse Recommendation Change for purposes of this Agreement.

(f) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, tender offer, exchange offer, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (for the twelve (12)‑month period ending on the last day of the Company’s most recently completed fiscal quarter) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Mergers and the other transactions contemplated by this Agreement, other than any inquiry, proposal or offer relating to a Permitted Asset Disposition.

(ii) “Superior Proposal” means any bona fide, written Acquisition Proposal that the Company did not solicit or cause to be solicited following the date of this Agreement in violation of this Section 5.4 (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Mergers and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), taking into account all the terms and conditions of the Acquisition Proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal and (B) that the Company Board believes is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent and its Representatives with all existing financial, operating and other data and information as Parent shall reasonably request in writing in order to consummate the Mergers; provided, that, Parent and its Representatives shall conduct any such activities in such a manner as to not interfere unreasonably with the business or operations of the Company. All requests for such information pursuant to this Section 5.5 shall be made through the Chief Financial Officer of the Company or such Person as he shall delegate. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other legal privilege held by the Company or (iii) otherwise would reasonably be expected to violate any applicable Law; provided, however, that the Company shall provide notice to Parent of the fact that it is withholding access to information pursuant to clause (i), (ii) or (iii) of this Section 5.5(a) and use commercially reasonable efforts to cause such information to be made available in a manner that would not reasonably be expected to cause such breach, waiver or violation.

(b) Each of Parent, Merger Sub I and Merger Sub II will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement in accordance with the Mutual

Non-Disclosure Agreement, dated March 8, 2024, by and between Parent and the Company (the “Non-Disclosure Agreement”), which the parties agree will remain in full force and effect until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

Section 5.6 Further Action; Efforts. The parties shall use reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party: (i) shall make all necessary filings, registrations, declaration and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, (ii) shall use reasonable best efforts to obtain all necessary and advisable actions or non-actions, waivers and consents, (if any) (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by this Agreement and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by this Agreement.

Section 5.7 Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement to be sent to the holders of Shares relating to the Company Stockholders Meeting and the holders of shares of Parent Common Stock relating to the Parent Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a Registration Statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) with the Proxy Statement/Prospectus constituting a part thereof, in connection with the issuance of shares of Parent Common Stock constituting the Company Initial Share Consideration and the Company Delayed Share Consideration (the “Parent Share Issuance”). Parent and the Company each shall use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, (ii) clear the preliminary Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable after the filing thereof, (iii) mail the definitive Proxy Statement/Prospectus to the holders of Shares and shares of Parent Common Stock as promptly as reasonably practicable after the Registration Statement has been declared effective under the Securities Act and (iv) maintain the effectiveness of the Registration Statement for as long as necessary to consummate the transactions contemplated by this Agreement.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to holders of Shares and shares of Parent Common Stock and at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, Merger Sub I or Merger Sub II for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus and (B) Parent assumes no responsibility with respect to information supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus. The Company and Parent each agrees that all documents that each is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder.

(c) The Company, Parent and the Merger Subs shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Parent, Merger Sub I, Merger Sub II and the Company and their respective counsels shall (i) be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus, the Registration Statement, and any other documents related to the Company Stockholders Meeting, the Parent Stockholders Meeting or the Parent Share Issuance, prior to mailing or the filing thereof with the SEC, as applicable, (ii) provide any comments thereon as promptly as reasonably practicable and (iii) consider such comments in good faith in connection with any such document. Parent shall promptly notify the Company and its counsel of the time when the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in the Mergers for offering or sale in any jurisdiction. Further, each party shall promptly notify the other parties and their counsel of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus and shall provide the other party with copies of any written responses to and telephonic notification of any material oral responses received from the SEC or its staff by such party or its counsel with respect to the Registration Statement or the Proxy Statement/Prospectus. If, at any time prior to the time the Company Stockholder Approval or the Parent Stockholder Approval is obtained, any party shall become aware of the occurrence of any event or other circumstance that requires an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that the Registration Statement or the Proxy Statement/Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall notify the other party as promptly as reasonably practicable thereafter, and Parent and the Company each shall use its reasonable best efforts to, as promptly as reasonably practicable thereafter, (A) prepare and file with the SEC such amendment or supplement and (B) mail such amendment or supplement to the holders of Shares and shares of Parent Common Stock, in each case, to the extent legally required.

(d) As promptly as reasonably practicable after the SEC advises that it has no further comments to the Proxy Statement/Prospectus and the Registration Statement is declared effective, the Company shall duly call, give notice of, convene and hold a special meeting of the holders of Shares (the “Company Stockholders Meeting”) to consider and vote upon the adoption of this Agreement, including the Mergers. Subject to Section 5.4, the Company Board shall include the Recommendation in the Proxy Statement/Prospectus and, unless there has been an Adverse Change Recommendation permitted by and in accordance with Section 5.4, shall use reasonable best efforts to solicit adoption of this Agreement by the holders of Shares and take all other actions necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to obtain such approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent, other than: (i) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), the Company believes in good faith that there are insufficient Shares represented (either in person or by proxy) and voting to obtain the Company Stockholder Approval or to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (ii) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to holders of Shares within a reasonable amount of time in advance of the Company Stockholders Meeting or (iii) as reasonably determined by the Company to comply with applicable Law. The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Parent Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and to set the same record date for each such meeting. If the Company Board makes an Adverse Change Recommendation, it will not alter the obligation of the Company to submit this Agreement to the holders of Shares at the Company Stockholders Meeting to consider and vote upon the adoption of this Agreement, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(e) As promptly as reasonably practicable after the SEC advises that it has no further comments to the Proxy Statement/Prospectus and the Registration Statement is declared effective, Parent shall duly call, give notice of, convene and hold a special meeting of holders of shares of Parent Common Stock (the “Parent Stockholders Meeting”) to consider and vote upon (A) an increase in the number of authorized shares of Parent Common Stock to 200 million shares of Parent Common Stock (the “Authorized Share Increase”) and (B) if required by applicable Law, the Parent Share Issuance. Parent shall use its reasonable best efforts to solicit approval of the Authorized Share Increase and, if necessary to comply with applicable Law, the Parent Share Issuance by the holders of shares of Parent Common Stock and take all other actions necessary or advisable to secure the vote or consent of the holders of shares of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of the Company, other than: (i) if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), Parent believes in good faith that there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Authorized Share Increase and, if necessary to comply with applicable Law, the Parent Share Issuance or to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (ii) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to holders of shares of Parent Common Stock within a reasonable amount of time in advance of the Parent Stockholders Meeting or (iii) as reasonably determined by Parent to comply with applicable Law. Parent shall use its reasonable best efforts to cooperate with the Company to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting and to set the same record date for each such meeting.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, each of the Company and Parent and their respective board of directors shall use their respective reasonable best efforts to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a)(i) any notice or other communication received by a party to this Agreement from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or (ii) any notice or other communication received by a party to this Agreement from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby if, in the case of this clause (ii), the subject matter or result of such communication would reasonably be expected to be material to the Company or the Mergers or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent and in the manner permitted by the DGCL and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Company to the fullest extent and in the manner permitted by the DGCL and the Company Charter and Company Bylaws as at the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Company shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Mergers and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Company to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Company purchases a “tail policy” and the coverage thereunder costs more than 300% (per coverage year) of such last annual premium, the Surviving Company shall purchase the maximum amount of coverage that can be obtained for 300% (per coverage year) of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, then (i) Parent shall not be required to purchase or cause to be purchased any substitute policy or “tail policy,” and (b) Parent shall cause such policy to be paid and maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company and any successor thereof.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Company, Parent, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Public Announcements. Each of Parent, Merger Sub I and Merger Sub II, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon and consider in good faith all reasonable additions, deletions or chances suggested by the other party, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 5.11 shall not apply to any release or announcement made or proposed to be made (i) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal or (ii) following an Adverse Recommendation Change. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) and Company Stock Options (including the acquisition of shares underlying such Company Stock Options or the disposition of such shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 5.13 Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on Nasdaq (subject to official notice of issuance).

Section 5.14 Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act and the withdrawal of any active registration statements under the Securities Act as promptly as practicable after the Effective Time; provided, however, that such deregistration and termination shall not be effective until after the Effective Time as of the Closing Date.

Section 5.15 Obligations of the Merger Subs. Parent shall take all actions necessary to cause Merger Sub I, Merger Sub II and the Surviving Company to perform their respective obligations under this Agreement.

Section 5.16 Stockholder Litigation. Subject to any fiduciary duties of the Company Board or the board of directors (or similar governing body) of any of the Company’s Subsidiaries, the Company shall consult with Parent, to the extent legally permissible, in the Company’s defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub I or Merger Sub II or any of their respective Affiliates) against the Company and/or any of its directors or officers (in their respective capacities as such) relating to the transactions contemplated by this Agreement, provided that the Company shall not settle, compromise or enter into an agreement (other than any settlement, compromise or agreement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) regarding any settlement or compromise of any stockholder litigation relating to the transactions contemplated by this Agreement requiring the payment of any amount, acceptance of any liability, or the admission of any violations of Law by the Company or its Subsidiaries, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.17 Company Stock Plans. Prior to the Effective Time, the Company shall adopt resolutions so that any Company Stock Plan, and all Company Stock Options, shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of the Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of Shares shall be canceled effective as of the Effective Time, without any prospective liability on the part of the Company, the Surviving Company, or Parent (except as otherwise contemplated by this Agreement).

Section 5.18 Tax Treatment of Mergers.

(a) Each of the parties to this Agreement intend and do, by executing this Agreement, adopt a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations and Section 354(a)(1) of the Code, and that, for U.S. federal income tax purposes, the Mergers, taken together, constitute an integrated plan described in Rev. Rul.

2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Parent and the Company shall not take any action prior to the Closing, and Parent (and its Affiliates) shall not take any action or fail to take any action (and shall prevent the Surviving Company from taking any action or failing to take any action) following the Closing, that would cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent, the Company and the Surviving Company (and each of their respective Affiliates, as applicable) shall report the Mergers for income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding this paragraph and/or any other provision of this Agreement, no party makes any representation with respect to the tax treatment of the Mergers.

(b) The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of the Parent Common Stock to be received by holders of Company capital stock pursuant to the transactions contemplated by this Agreement: (i) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (B) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the 10 consecutive trading days ending on the Business Day prior to the date of this Agreement; (C) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Nasdaq; and (D) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance. Each of the parties to this Agreement agrees to treat the Mergers in a manner consistent with the treatment described in this paragraph, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Parent shall, upon request, use commercially reasonable efforts to cooperate with the Stockholders Representative, the Company (and the Company’s counsel) to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including providing representation letters and/or other similar factual support letters.

Section 5.19 Permitted Asset Disposition. Notwithstanding anything to the contrary in this Agreement, the Company shall, and shall be permitted to, take all actions expressly and specifically required to be taken in connection with the consummation of the Permitted Asset Disposition pursuant to the terms of the applicable Permitted Asset Disposition Agreement.

Article VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction, or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

(a) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities Laws applicable to the issuance of the shares of Parent Common Stock in connection with the transactions contemplated by this Agreement shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of such shares of Parent Common Stock by any applicable state securities commissioner or court of competent jurisdiction.

(b) Stockholder Approval. (i) the Company shall have obtained the Company Stockholder Approval and (ii) Parent shall have obtained the Parent Stockholder Approval.

(c) Nasdaq Listing. The approval of the listing of the additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the transactions contemplated by this Agreement and pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition under applicable Law shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers and the transactions contemplated by this Agreement.

Section 6.2 Additional Conditions Precedent to Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following additional conditions:

(a) Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) for such inaccuracies that are taken into account in the calculation of the Company Fully Diluted Common Stock. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by the President or Chief Financial Officer of the Company certifying that the conditions set forth in Section 6.2(a), (b), (d), (f), (g) and (i) have been duly satisfied;

(ii) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent;

(iii) Any representation letters and/or other similar factual support letters in connection with the documenting and supporting the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code; and

(iv) written resignations in forms reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of the Company and its Subsidiaries who are not to continue as officers or directors of the Company or such Subsidiaries.

(d) No Material Adverse Effect. No Material Adverse Effect will have occurred since the date of this Agreement that is continuing.

(e) Concurrent Investment. The Concurrent Investment shall have been completed and the receipt of net proceeds to Parent of not less than Thirty-Five Million Dollars ($35,000,000), which net proceeds shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing.

(f) Outstanding Company Stock Options and Company Warrants. The Company and (i) each holder of a Company Stock Option granted under any Company Stock Plan shall enter into an agreement satisfactory to Parent (the “Optionholder Treatment Agreements”) and (ii) holders of each of the 2023 Company Warrants identified on Section 6.2(f) of the Company

Disclosure Letter not automatically exercised or cancelled pursuant to their terms immediately prior to the Effective Time of the Mergers, shall enter into agreements satisfactory to Parent to provide for the exercise or termination of such 2023 Company Warrants prior to the Closing (the “Warrantholder Treatment Agreements”).

(g) Company Net Working Capital Deficit. The Estimated Net Working Capital Deficit, if any, shall not be greater than Twelve Million Dollars ($12,000,000).

(h) Lock-Up Agreements. All of the members of the Company Board and the Company’s executive officers, including each of their Affiliates which hold Shares will have executed and delivered Lock-Up Agreements, substantially in the form attached hereto as Exhibit B.

(i) No Non-VISTA Assets and Sale of Subsidiary. As of immediately prior to the Effective Time, the Company and its Subsidiaries will have only Program Assets, cash, cash equivalents, and prepaid expenses (and for the avoidance of doubt, will not have any material assets that are not Program Assets (“Non-VISTA Assets”)) and the completion of the disposition or dissolution of Kineta Chronic Pain, LLC, a Washington limited liability company and Yumanity, Inc., a Delaware corporation will have occurred.

(j) No Litigation. All litigation or disputes disclosed in Section 3.8 of the Company Disclosure Letter shall be resolved or otherwise cease to be pending as of the Closing.

Section 6.3 Additional Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Mergers and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following additional conditions:

(a) Accuracy of Representations. Each of the Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (y) for such inaccuracies which are de minimis, individually or in the aggregate or (z) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (y), as of such particular date). The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent and Merger Subs Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Performance of Covenants. Parent, Merger Sub I and Merger Sub II shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

(c) Documents.

(i) The Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.3(a), (b) and (d) have been duly satisfied; and

(ii) Any representation letters and/or other similar factual support letters in connection with the documenting and supporting the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) No Parent Material Adverse Effect. No Parent Material Adverse Effect will have occurred since the date of this Agreement that is continuing.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers and other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party at any time prior to the Effective Time or the Second Effective Time (with any termination by Parent also being an effective termination by Merger Sub I or Merger Sub II):

(a) by mutual written consent of Parent and the Company.

(b) by either Parent or the Company if:

(i) the Mergers shall not have been consummated by April 30, 2025 (subject to possible extension as provided in this Section 7.1(b)(i), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Merger Sub I or Merger Sub II) action or failure to act has been a principal cause of the failure of the Mergers to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is thirty (30) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional thirty (30) days;

(ii) (A) a Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction remaining in effect prohibiting or making illegal the consummation of the Mergers or (B) any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (B) of Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose material breach of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Company Stockholder Approval to be obtained; or

(iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Shareholders Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to any party whose material breach of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Parent Stockholder Approval to be obtained.

(c) by Parent, at any time prior to the time the Company Stockholder Approval is obtained:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, would result in the failure of a condition set forth in Section 6.2 to be satisfied and, in each case, such breach or failure to perform is incapable of being cured by the Company by the End Date, or, if curable, has not been cured by the Company within thirty (30) days after receipt of written notice thereof from Parent (but no later than the End Date); provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent, Merger Sub I or Merger Sub II is then in material breach of any of its material covenants or agreements set forth in this Agreement and such material breach is directly related to the failure of the applicable condition set forth in Section 6.2 to be satisfied; or

(ii) any of the following has occurred: (A) the Company Board shall have effected an Adverse Recommendation Change; (B) the Company Board shall have failed to publicly reaffirm the Recommendation within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Parent or (C) the Company shall have committed a willful and material breach of its covenants under Section 5.4.

(d) by the Company, at any time prior to the time the Parent Stockholder Approval is obtained:

(i) if Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent, Merger Sub I or Merger Sub II shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, would result in the failure of a condition set forth in Section 6.3 to be satisfied and, in each case, such breach or failure to perform is incapable of being cured by Parent, Merger Sub I or Merger Sub II by the End Date, or, if curable, has not been cured by Parent, Merger Sub I or Merger Sub II within thirty (30) days after receipt of written notice thereof from the Company (but no later than the End Date); provided, that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its material covenants or agreements set forth in this Agreement and such material breach is directly related to the failure of the applicable condition set forth in Section 6.3 to be satisfied; or

(ii) in order to accept a Superior Proposal, but only if the Company shall have complied in all material respects with its covenants under Section 5.4 with respect to such Superior Proposal (and any Acquisition Proposal that gave rise thereto); provided, that the Company shall concurrently with or immediately following such termination enter into the definitive Company Acquisition Agreement with respect to such Superior Proposal and make the payment required by Section 7.3(b).

(e) by the Company, following the satisfaction of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), except for the condition set forth in Section 6.2(e) and where Parent is incapable of closing the Concurrent Investment before the End Date.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of any valid termination of the Agreement, this Agreement shall immediately become null, void and have no further effect, without any liability or obligation on the part of Parent, Merger Sub I, Merger Sub II or the Company, provided, that:

(a) the Non-Disclosure Agreement (as amended hereby) and the provisions of Section 3.23 and Section 4.7 (Brokers), Section 5.11 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.3 (Notices), Section 8.6 (Entire Agreement), Section 8.7 (Parties in Interest), Section 8.8 (Governing Law), Section 8.9 (Consent to Jurisdiction), Section 8.10 (Assignment; Successors), Section 8.11 (Specific Performance), Section 8.13

(Severability), Section 8.14 (Waiver of Jury Trial) and Section 8.17 (No Presumption Against Drafting Party) shall survive the termination hereof; and

(b) no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers is consummated, except Parent shall pay the SEC filing fees associated with the Registration Statement and each of Parent and the Company shall pay their own costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) and (A) at any time after the date of this Agreement and prior to the termination under Section 7.1(b), an Acquisition Proposal shall have been communicated to the Company Board or any executive Officer of the Company or shall have been publicly announced or publicly made known to the stockholders of the Company, and not publicly withdrawn prior to such termination under Section 7.1(b) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii)

then, in any such case, the Company shall pay Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with such termination, in the case of a termination by the Company pursuant to Section 7.1(d)(ii) or (iii) as promptly as reasonably practicable after termination (but in no event later than two (2) Business Days after termination), in the case of termination by Parent pursuant to Section 7.1(c)(ii).

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e) then, Parent shall pay the Company a termination fee equal to One Million Dollars ($1,000,000) (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (but in no event later than two (2) Business Days after termination).

(e) The receipt of the Termination Fee by Parent or the receipt of the Parent Termination Fee by the Company shall (i) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub I, Merger Sub II, the Company, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Termination Fee or Parent Termination Fee and (ii) subject to the rights and remedies available to Parent, Merger Sub I, Merger Sub II and the Company pursuant to and under each of the circumstances described in Section 7.2(b), (A) be the sole and exclusive remedy of Parent, Merger Sub I and Merger Sub II against the Company, its Subsidiaries and each of their respective directors, officers, employees, agents, general and limited partners, managers, members, stockholders and Affiliates (each, a “Company Party”) for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder in the case of a payment of a Termination Fee and (B) be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub I, Merger Sub II, their respective Subsidiaries and each of their respective directors, officers, employees, agents, general and limited partners, managers, members, stockholders and Affiliates (each, a “Parent Party”) for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder in the case of a payment of a Parent Termination Fee, and no Company Party or Parent Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 7.3(d) shall limit the rights of Parent, Merger Sub I, Merger Sub II or the Company in the case of common law fraud or willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

(f) The Company and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other party for the amounts set forth in this Section 7.3, the defaulting party shall pay to the non-defaulting party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment, compounded quarterly, at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, provided, however that after receipt of the Company Stockholder Approval, there may not be an extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of Company Shareholders hereunder without the approval of the Company Shareholders. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article VIII
GENERAL PROVISIONS

Section 8.1 Stockholders Representative.

(a) By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any such stockholder, each stockholder shall be deemed to have irrevocably constituted and appointed Craig Philips (and by execution of this Agreement such Person hereby accepts such appointment) to act as the Stockholders Representative under this Agreement in accordance with the terms of this Section 8.1 and (ii) the Stockholders Representative as agent and attorney-in-fact for and on behalf of the stockholders of the Company (in their capacity as such), with full power of substitution, to act in the name, place and stead of each stockholder with respect to Section 2.4 and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders Representative under Section 2.4 (it being understood that the stockholders shall have no right to pursue any claim on behalf of any Indemnified Parties in respect of the rights granted to Indemnified Parties under Section 5.10) and to accept on behalf of each stockholder service of process and any notices required to be served on the stockholders. All such actions shall be deemed to be facts ascertainable outside the Agreement and shall be binding on the stockholders as a matter of contract Law. The power of attorney granted in this Section 8.1 is coupled with an interest and is irrevocable, may be delegated by the Stockholders Representative and shall survive the death or incapacity of each stockholder. Such agency may be changed by the holders of a majority in interest of the Shares as of Closing. For the avoidance of doubt, any compromise or settlement of any matter by the Stockholders Representative hereunder shall be binding on, and fully enforceable against, all stockholders. No bond shall be required of the Stockholders Representative, and the

Stockholders Representative shall receive no compensation for his services. The Stockholders Representative may designate another Person, upon whose instruction Parent and the Surviving Company shall be entitled to rely, without any investigation or inquiry, as having been taken or not taken upon the authority of the Stockholders Representative.

(b) The Stockholders Representative shall not be liable to any stockholder for any act of the Stockholders Representative taken in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties under this Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent of any losses actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Stockholders Representative. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any stockholder, each stockholder shall be deemed to hereby (i) agree that the Stockholders Representative shall not be liable for, and may seek indemnification from the stockholders for, any damages incurred by the Stockholders Representative (or any member thereof) while acting in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties under this Agreement, and (ii) release the Stockholders Representative from any liability for any action taken or not taken by the Stockholders Representative in his capacity as such under or in connection with this Agreement, in each such case except to the extent that any such damages are the proximate result of the gross negligence or bad faith of the Stockholders Representative.

(c) From and after the Effective Time, a decision, act, consent or instruction of the Stockholders Representative with respect to Section 2.4 shall constitute a decision of all stockholders and shall be final, binding and conclusive upon each stockholder, and Parent may conclusively rely upon any decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of each stockholder. Parent is hereby relieved from any liability to the Stockholders Representative or any stockholder for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Stockholders Representative. The Stockholders acknowledge that Stockholders Representative shall not have any obligations to the stockholders to expend or risk his own funds or otherwise incur any financial liability in the exercise or performance of any of his powers, rights, duties or privileges or pursuant to this Agreement, or the transactions contemplated hereby or thereby. Furthermore, the Stockholders Representative shall not have any obligations to the stockholders to take any action unless the Stockholders Representative has been provided with funds, security or indemnities which, in his determination, are sufficient to protect the Stockholders Representative against the costs, expenses and liabilities which may be incurred by the Stockholders Representative in performing such actions.

(d) The Stockholders Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of his duties as the Stockholders Representative. In addition, the Stockholders Representative shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law; provided, that (i) the Stockholders Representative may disclose such nonpublic information to his legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the stockholders on any information disclosed to such Stockholders Representative pursuant to this Agreement), (ii) the Stockholders Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Stockholders Representative pursuant to this Agreement and (iii) the Stockholders Representative may disclose to any stockholder or Parent any information disclosed to the Stockholders Representative, on a need-to-know basis; provided, that such stockholder or Parent, as applicable, (A) agrees to observe the terms of this Section 8.1(d) with respect to such information or (B) is bound by an obligation of confidentiality to the Stockholders Representative of at least as high a standard as those imposed on the Stockholders Representative under this Section 8.1(d); provided, however, that Parent may in good faith designate any information provided to the Stockholders Representative to be sensitive and proprietary as to Parent, the Surviving Company, or any of their Affiliates, in which case such information may not be disclosed by the Stockholders Representative to the stockholders; provided, further, that with respect to any such sensitive and proprietary information, Parent and the Stockholders Representative shall work together in good faith to prepare a summary or abstract of such information that may be disclosed by the Stockholders Representative to the stockholders.

Section 8.2 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written (including electronic) confirmation of receipt by e‑mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub I, Merger Sub II or the Surviving Company, to:

TuHURA Biosciences, Inc.

10500 University Center Drive, Suite 110

Tampa, FL 33612
Attention: Dan Dearborn, Chief Financial Officer
E-mail: [***]

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
Attention: Curt P. Creely

Garrett F. Bishop
E-mail: [***]

[***]

(ii) if to Company, to:

Kineta, Inc.
7683 SE 27th Street, Suite 481
Mercer Island, WA 98040
Attention: Craig Philips
E-mail: [***]

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
222 Berkeley Street, Suite 2000
Boston, Massachusetts 02116
Attention: Albert Vanderlaan
E-mail: [***]

(iii) if to Stockholders Representative, to:

Craig Philips
7239 SE 29th St
Mercer Island, WA 98040
Attention: Craig Philips
E-mail: [***]

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
222 Berkeley Street, Suite 2000
Boston, Massachusetts 02116
Attention: Albert Vanderlaan
E-mail: [***]

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “2023 Company Warrants” means any Company Warrants issued during 2023, pursuant to warrant agreements entered into between the Company and the respective warrant holder.

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c) “Business Day” has the meaning given to such term in Rule 14d‑1(g) under the Exchange Act;

(d) “Business System(s)” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, mobile devices, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed or leased by the Company or its Subsidiaries, including any outsourced systems and processes in the operation of their business as currently conducted;

(e) “Cash and Cash Equivalents” means cash and investment securities with original maturities of ninety (90) days or less determined in accordance with GAAP, but excluding restricted cash, if any, using, to the extent consistent therewith, the policies, conventions, methodologies and procedures used by the Company in preparing its Company Unaudited Financial Statements. For the avoidance of doubt, (i) Cash shall be increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company, and (ii) Cash shall be reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company;

(f) “Closing Adjusted Cash Consideration” means a dollar amount equal to (i) Fifteen Million Dollars ($15,000,000), minus (ii) Five Million Dollars ($5,000,000) relating to Parent’s exclusivity payment under the Exclusivity Agreement, minus (iii) Three Hundred Thousand Dollars ($300,000) relating to Parent’s extension payment under the Exclusivity Agreement, minus (iv) $695,000, minus (v) the Loaned Amount, if any, plus (vi) the Estimated Net Working Capital Surplus, if any, minus (vii) the Estimated Net Working Capital Deficit, if any;

(g) “Closing Cash and Cash Equivalents” means the aggregate amount of all Cash and Cash Equivalents of the Company as of 12:01 A.M. Eastern Time on the Closing Date;

(h) “Closing Liabilities and Debt” means the aggregate amount of all Liabilities and Debt of the Company as of 12:01 A.M. Eastern Time on the Closing Date;

(i) “Closing Net Working Capital Amount” means the Net Working Capital Amount of the Company as of 12:01 A.M. Eastern Time on the Closing Date;

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 3.2;

(l) “Company Data” means any and all information controlled or Processed by or on behalf of the Company or any of its Subsidiaries, including, without limitation, Personal Data as well as confidential and proprietary data of the Company and/or its Subsidiaries;

(m) “Company Delayed Share Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the difference of (A) Five Million Dollars ($5,000,000), minus (B) the Holdback Liabilities Amount, if any, minus (C) Delayed Net Working Capital Amount, if any, divided by (ii) the Parent Share Value, rounded down to the nearest whole share; provided, however, in no event shall the Company Delayed Share Consideration be less than zero;

(n) “Company Fully Diluted Common Stock” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all In-the-Money Company Stock Options that are outstanding and unexercised as of immediately prior to the Effective Time, if any, but avoiding duplication for any In-the-Money Company Stock Options exercised prior to the Effective Time in accordance with a Optionholder Treatment Agreement, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of the Pre-2023 Company Warrants that are outstanding and unexercised as of the Effective Time, plus (iv) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all 2023 Company Warrants that are outstanding and unexercised as of immediately after the Effective Time, unless otherwise agreed to between the holders of the 2023 Company Warrants and the Company pursuant to a Warrantholder Treatment Agreement prior to the Effective Time and minus (v) the aggregate number of shares of Company Common Stock, if any, to be canceled at the Effective Time pursuant to Section 2.1(b);

(o) “Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1, Section 3.3, Section 3.19 and Section 3.23;

(p) “Company Initial Share Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the difference of (A) Fifteen Million Dollars ($15,000,000) minus (B) the Deficit Cash Consideration, if any, divided by (ii) the Parent Share Value, rounded down to the nearest whole share;

(q) “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA, each “multiemployer plan” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, equity-based, severance, employment, change-in-control, retirement, bonus, incentive, deferred compensation, health, welfare or fringe benefits, including disability, medical, hospitalization, dental, life, and other insurance benefits and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, legally binding or not, (i) under which any employee or former employee, director, consultant or other Service Provider of the Company or its Subsidiaries (or the beneficiaries or dependents of such Persons) has any present or future right to benefits and that is or was sponsored, maintained, or contributed to or required to be sponsored, maintained or contributed to by the Company or any Subsidiary or (ii) under which the Company or its Subsidiaries has or could reasonably be expected to have any present or future liability (actual or contingent).

(r) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(s) “Concurrent Investment” means the financing event by Parent after the date hereof which results in net proceeds to Parent in an amount no less than Thirty-Five Million Dollars ($35,000,000) and provided that, for purposes of this definition, “net proceeds” is equal to the gross proceeds of the offering minus the reasonable fees and expenses related thereto, including fees and expenses owed to legal and accounting advisors and investment bankers;

(t) “Deficit Cash Consideration” means, if and only if the Closing Adjusted Cash Consideration is less than Zero Dollars ($0), the Closing Adjusted Cash Consideration in absolute value;

(u) “Delayed Net Working Capital Amount” means, if the Closing Net Working Capital results in a deficit (e.g., the Closing Net Working Capital is less than the Targeted Net Working Capital) and that deficit is greater than Twelve Million Dollars ($12,000,000), the difference between the Closing Net Working Capital and Twelve Million Dollars ($12,000,000);

(v) “Delayed Per Share Stock Consideration” means the quotient of (i) the Company Delayed Share Consideration divided by (ii) the Company Fully Diluted Common Stock, rounded down six (6) decimal places;

(w) “Exclusivity Agreement” means the exclusivity and right of first offer agreement between TuHURA Biosciences, Inc., a Delaware corporation and the Company, dated as of July 3, 2024;

(x) “FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto including, without limitation, the Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations and the Health and Human Services Acquisition Regulation codified at Title 48 of the Code of Federal Regulations;

(y) “Health Care Laws” means all Laws (i) governing the safety, efficacy, investigation, manufacturing, development, testing, labeling, advertising, marketing, distributing, importing or exporting, or sale of drugs, medical devices or biological products; and (ii) relating to any aspect of providing health care, including clinical laboratory or diagnostic products or services kickbacks; patient or program charges; recordkeeping; claims process; documentation requirements; medical necessity; referrals; the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs; quality; safety; privacy; security; licensure; or accreditation; including, without limitation, the FDCA; the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Physician Payment Sunshine Act (42 U.S.C. § 1320a−7h); the Federal Health Care Program Overpayment Statute (42 U.S.C. § 1320a-7k(d)); the

Medicare Secondary Payor Statute (42 U.S.C. § 1395y(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (as amended by the Health Information Technology for Economic and Clinical Health Act) (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); each to the extent applicable to the Company or any of its Subsidiaries or their businesses or activities or Company Products;

(z) “Holdback Liabilities Amount” means the sum of (A) any and all losses incurred or accrued from the Closing Date through the six (6) month anniversary of the Closing Date resulting from a breach of the representations and warranties set forth in Section 3.6; provided, however, that in determining whether any breach of Section 3.6 has occurred and in determining the amount of losses arising from any breach of Section 3.6, the terms “material,” “Material Adverse Effect” and words of similar import shall be disregarded and given no effect plus (B) any and all losses incurred or accrued from the Closing Date through the six (6) month anniversary of the Closing and any estimated losses to be incurred in connection with any of the matters discussed in Section 5.16 as reasonably determined or estimated by Parent, including any reasonable attorneys’ fees and disbursements.

(aa) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(bb) “Initial Per Share Stock Consideration” means the quotient of (i) the Company Initial Share Consideration divided by (ii) the Company Fully Diluted Common Stock, rounded down to six (6) decimal places;

(cc) “In-the-Money Company Stock Option” means a Company Stock Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price that is $0.64 or less.

(dd) “knowledge of the Company” means the actual knowledge, of the individuals listed on Section 8.4(dd) of the Company Disclosure Letter, after reasonable inquiry of the persons that would reasonably be expected to have actual knowledge of the applicable matter;

(ee) “KVA12123” means the Company’s product candidate that is referred to as KVA12123 and that is an anti-VISTA antagonist mAb immunotherapy to address tumor immunosuppression.

(ff) “Liabilities and Debt” means both the current and long-term portions of any liabilities, debt, amount owed, without duplication, that would be required to be included on the Company’s unaudited balance sheet as of the Closing Date, including, but not limited to (i) borrowed money, extensions of credit, purchase money financing, and capitalized lease obligations or for the deferred purchase price of property or services, (ii) all obligations for the reimbursement of any obligor for amounts drawn on any outstanding letters of credit, (iii) all obligations evidenced by a note, bond, debenture or similar instrument, (iv) deferred compensation owed to current or former employees of the Company, (v) all unpaid Tax liabilities of the Company attributable to any tax period occurring before the Closing Date and accrued in accordance with the Company’s ordinary course methods of determining its Taxes as of the Closing Date (unless otherwise required by applicable Law), (vi) accounts payable, (vii) accrued expenses and other current liabilities to the extent not already included above and (viii) all accrued and unpaid interest, fees, expenses, prepayment penalties or premiums on, or any guarantees or other contingent liabilities with respect to, any of the obligations referred to in the foregoing clauses (i) through (vii); provided, however, the exclusivity payments made pursuant to the Exclusivity Agreement and the payments of the charges and expenses incurred by Parent or the Surviving Company, including those of the Exchange Agent, in connection with the exchange of Shares for Merger Consideration shall not constitute “Liabilities and Debt”;

(gg) “Loaned Amount” means all principal and interest outstanding under any loan agreements to be entered into by no later than December 31, 2024 between Parent and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, in each case for amounts to be advanced after December 31, 2024, consisting of (i) $500,000 to be advanced by Parent to the Company on January 5, 2025 (provided that $250,000 of such advance will be contingent on Parent’s receipt of the proceeds from the Concurrent Investment), (ii) $500,000 to be advanced by Parent to the Company on February 5, 2025 (which, for the avoidance of doubt, will be contingent on Parent’s receipt of proceeds from the Concurrent Investment and secured by the Program Assets), and (iii) up to an additional $1,000,000 to be advanced by Parent upon request of the Company after March 1, 2025 until the Closing Date but disbursed in an amount no greater than $500,000 per calendar month (which, for the avoidance of doubt, will be contingent on Parent’s receipt of proceeds from the Concurrent Investment and secured by the Program Assets) for any expenses incurred by the Company in the ordinary course of business in connection with the Program Assets, and such amount shall be paid by Parent to the Company no later than five (5) Business Days after the request is made (and invoice or proof of expense is provided to Parent) as long as no event of default has occurred and is continuing under this Agreement as of the date of such request and the so long as the parties hereto are then still working in good faith toward a Closing;

(hh) “Net Working Capital Amount” (which can be positive or negative) means the difference of (A) Closing Cash and Cash Equivalents, plus (B) the $322,993.56 in prepaid expenses incurred in connection with Master Services Agreement, dated January 17, 2023, by and between the Company and PPD Development, L.P., as supplemented by that certain Project Addendum, dated February 8, 2023, by and between the Company and PPD Development, L.P., minus (C) Closing Liabilities and Debt, minus (D) Unpaid Company Transaction Expenses, in each case determined as of 12:01 A.M. Eastern Time on the Closing Date in accordance with GAAP and using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Unaudited Financial Statements (to the extent consistent with GAAP).

For illustrative purposes only, Section 8.4(hh) of the Company Disclosure Letter sets forth a sample calculation of the Net Working Capital Amount as of September 30, 2024 (as if the Closing Date occurred on such date);

(ii) “Out-of-the-Money Company Stock Option” means a Company Stock Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price greater than $0.64.

(jj) “Parent Capitalization Representations” means the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.3;

(kk) “Parent Common Stock” means the common stock of Parent, par value $0.001 per share;

(ll) “Parent Fundamental Representations” means the representations and warranties of Parent Merger Sub I and Merger Sub II set forth in Section 4.1, Section 4.2 and Section 4.7;

(mm) “Parent Share Value” means $5.7528;

(nn) “Parent Stockholder Approval” means, with respect to the Authorized Share Increase, the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock and, if necessary to comply with applicable Law, with respect to the Parent Share Issuance, by the affirmative vote of the majority of votes cast by the holders of shares of Parent Common Stock present in person or by proxy at the Parent Stockholders Meeting;

(oo) “Permitted Asset Disposition” means the transactions expressly and specifically contemplated by any Permitted Asset Disposition Agreement.

(pp) “Permitted Asset Disposition Agreement” means any agreement to dispose of any Non-VISTA Assets and any other agreement entered into by the Company prior to the Closing in order to fulfill the requirements of Section 6.2(i), provided that each Permitted Asset Disposition Agreement must meet the following conditions and requirements: (i) the agreement must expressly provide that there will be no continuing or further obligations, liabilities, payments, expenses, or covenants to be performed, incurred, or provided by the Company following the Closing, (ii) the agreement must be in a form that is approved in writing by Parent, which approval will not be unreasonably withheld, and (iii) no Permitted Asset Disposition Agreement shall dispose of any Program Assets.

(qq) “Permitted Indebtedness” means (a) Indebtedness to Parent under the CTF Agreement and the other Funding Documents (as defined in the CTF Agreement), (b) Indebtedness with respect to agreements providing for indemnification or similar obligations entered into in the ordinary course of business, (c) Indebtedness with respect to surety bonds incurred in the ordinary course of business, or (d) Indebtedness from customary cash management services (such as credit cards);

(rr) “Permitted Lien” means (a) statutory liens for Taxes that are not yet delinquent or which are being contested in good faith through appropriate proceedings and for which adequate reserves are set forth in the Company’s financial statements in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business; (f) non-exclusive licenses granted by or to the Company in the ordinary course consistent with past practice; (g) Liens which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet; (h) Liens in favor of the lending entity under the CTF Agreement.

(ss) “Per Share Cash Consideration” means the quotient of (i) the Closing Adjusted Cash Consideration divided by (ii) the Company Fully Diluted Common Stock, rounded down to the nearest cent;

(tt) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(uu) “Personal Data” means information and data maintained by or on behalf of the Company or any of its Subsidiaries that qualifies as “personal information,” “personal data,” “personally identifiable information,” “PII,” or a similar term subject to regulation under applicable Privacy and Security Laws. Personal Data may relate to any identified or identifiable natural person, including, but not limited to, any data subject, study participant, customer, employee, or vendor of any Person. Personal Data includes information in any medium, including paper, electronic, or any other form;

(vv) “Pre-2023 Company Warrant” means any Company Warrants issued prior to 2023, pursuant to warrant agreements entered into by and between the Company and the respective warrant holder.

(ww) “Principal” means an officer, director, owner, partner, or a Person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a division or business segment; and similar positions);

(xx) “Privacy and Security Laws” means any applicable Laws governing the privacy, security, or Processing of Personal Data, and legally binding regulations promulgated by any Governmental Entity thereunder, including, but not limited to and, in each case, to the extent applicable: the Privacy Act of 1974; Section 5 of the Federal Trade Commission Act (and its state Law equivalents) as applicable to the receipt, access, use, disclosure, and security of Personal Data; the California Consumer Privacy Act and other similar state consumer privacy laws; the EU General Data Protection Regulation (and its UK Law equivalent); all Laws concerning email, text messaging, or telephone communications to the extent related to the Processing of Personal Data (including, without limitation, the Telephone Consumer Protection Act 1991 (TCPA), The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM

Act), and their state Law counterparts); all Laws concerning Security Incidents and/or Personal Data security; all Laws concerning requirements for website and mobile application Privacy Policies, each as may be amended, replaced, or superseded from time to time. Privacy and Security Laws do not include the Health Insurance Portability and Accountability Act of 1996, unless and to the extent it applies to the Company and/or any of its Subsidiaries;

(yy) “Privacy Policies” means external-facing policies or notices governing the privacy, security, and Processing of Personal Data, as applicable to the Company and each of its Subsidiaries in the operation of their business;

(zz) “Processing” means any operation or set of operations performed upon Personal Data and all other data maintained by or on behalf of the Company and each of its Subsidiaries (including, but not limited to, Company Data), whether or not by automatic means, including, but not limited to, collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, erasure, destruction, and disposal. For clarity, “Process” and “Processed” have correlative meanings;

(aaa) “Program Assets” means all assets and rights, including without limitation patents, patent rights, patent applications, product and development program assets, technical and business information and data, contract rights, equipment and other tangible assets (if any), and other rights and assets, associated with, derived from, relating to, or used in connection with KVA12123 and the KVA12123 development program and clinical trial.

(bbb) “Security Incident” means (i) a breach of security or intrusion into the Company or its Subsidiaries’ Business Systems that results in the material unlawful or unauthorized access to or use, acquisition, disclosure, destruction, loss, alteration, or Processing of Personal Data, (ii) the material unavailability of the Company’s or its Subsidiaries’ Business Systems due to a breach of security or intrusion into the Company or its Subsidiaries’ Business Systems, or (iii) a security incident, breach of system security, Personal Data breach, or any similar term as defined under applicable Privacy and Security Laws;

(ccc) “Service Provider” means any current or former officer, employee, director or independent contractor of the Company;

(ddd) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(eee) “Targeted Net Working Capital Amount” means an amount equal to Zero Dollars ($0);

(fff) “Tax Return” means any return, declaration, report, claim for refund or information statement filed, or required to be filed, with a Governmental Entity with respect to Taxes;

(ggg) “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, estimated and other taxes, fees, assessments, charges or levies in the nature of a tax, in each case, imposed by a Governmental Entity, including any interest, penalty, or addition thereto and any liability for the payment of any of the foregoing by contract (including any express or implied obligation to indemnify any other Person), or otherwise by operation of law;

(hhh) “Termination Fee” shall mean an amount equal to One Million Dollars ($1,000,000);

(iii) “Trading Day” means a day on which shares of Parent Common Stock are traded on the Nasdaq Capital Market; and

(jjj) “Unpaid Company Transaction Expense” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries are or may become liable in connection with the transactions contemplated hereby and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the transactions contemplated hereby, including (i) the fees and disbursements payable by the Company to those Persons identified in Section 3.23; (ii) the fees and disbursements payable to legal counsel or accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (iii) any bonus, transaction, change of control, severance, incentive compensation, termination, retention or similar transaction-related payments to be paid to any Service Provider of the Company or any Subsidiary, as well as the employer portion of any payroll Taxes to be paid in connection therewith, including any such amounts that are due to “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby or are contingent upon both consummation of the transactions contemplated hereby and the termination of employment (or the occurrence of other double-trigger events) occurring after the Closing (or prior to or at the Closing to the extent requested by Parent); (iv) the employer portion of any payroll Taxes relating to or resulting from the payment of any portion of the amounts payable to holders of Company Stock Options; (v) any fees, costs or expenses payable by the Company to the Stockholders Representative after the Closing; and (vi) all other miscellaneous fees, expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement (including, but not limited to, any payments made at the election of holders of Company Warrants and the cost of the D&O “tail” policy referenced in Section 5.10); provided, that in the case of the foregoing clauses (i) through (vi), (a) only to the extent such amounts have not been paid by the Company prior to the Closing, or (b) to the extent not otherwise accounted for in the calculation of Net Working Capital Amount as a reduction to such amount; provided, further, that the foregoing clauses (ii) and (iii) shall not include any fees, expenses or disbursements incurred by Parent, or by the Surviving Company which are on behalf of Parent, including any advisory fee and the fees and expenses of Parent’s attorneys, accountants and other advisors.

Section 8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.6 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent and Merger Subs Disclosure Letter and the Non-Disclosure Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 8.7 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement (whether in contract, tort or otherwise) or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.9 Consent to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of

Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably consent to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.13 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CTF AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.16 Electronic or .pdf Signature. This Agreement may be executed by .pdf signature or any electronic signature complying with the U.S. E-SIGN Act of 2000 (e.g., www.docusign.com) and such signature shall constitute an original for all purposes.

Section 8.17 No Presumption Against Drafting Party. Each of Parent, Merger Sub I, Merger Sub II and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUHURA BIOSCIENCES, INC.

By: /s/ James Bianco
Name: James Bianco, M.D.
Title: Chief Executive Officer

HURA MERGER SUB I, INC.

By: /s/ James Bianco
Name: James Bianco, M.D.
Title: President

HURA MERGER SUB II, LLC

By: /s/ James Bianco
Name: James Bianco, M.D.
Title: President

KINETA, INC.

By: /s/ Craig Philips
Name: Craig Philips
Title: President

CRAIG PHILIPS,
solely in his capacity as Stockholders Representative

/s/ Craig Philips

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

FORM OF COMPANY SUPPORT AGREEMENT

(See Attached)

A-1

EXHIBIT A-2

FORM OF PARENT SUPPORT AGREEMENT

(See Attached)

A-2

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

(See Attached)

B-1